Exhibit (a)(1)(A).2

This is a convenience translation into English of a Spanish original document. This translation is without legal effect and, in the event of any discrepancy with the Spanish original version, the Spanish original version shall prevail.

PROSPECTUS

Public Offering authorized by Board Resolution of the Comisión Nacional de Valores, dated September 4, 2008. This authorization merely entails that the reporting requirements have been complied with. The Comisión Nacional de Valores has not rendered its opinion on the information contained in this Prospectus. The management body is exclusively responsible for the accuracy of the accounting, financial and economic information, as well as any other information contained in this Prospectus and the supervisory body of the offering company and the auditors are liable, to the relevant extent, for the accuracy of their respective reports on the financial statements appended hereto. The management body represents, under oath, that this Prospectus includes, as of the date of its publication, accurate and sufficient information about any material fact that may affect the net worth, financial and economic situation of the offering company as well as any other information of which the shareholders should be aware in connection with this issue, in compliance with the regulations in force.

(hereinafter, “PEISA”)

hereby launches this
Voluntary Public Tender Offer
for all currently outstanding Class A Shares, Class B Shares, Class C Shares and Class D Shares, with a par value of Ten Pesos ($10) and one vote per Share, in

YPF SOCIEDAD ANÓNIMA
(hereinafter, “YPF”)

at a price of US$49.45 (Dollars Forty-nine and forty-nine cents) per Share, in cash.

PEISA will make this voluntary public tender offer to purchase shares in YPF (the “Offer”) to all holders of outstanding common, book-entry, Class A Shares, Class B Shares, Class C Shares and Class D shares in YPF with a par value of ten Pesos ($10) and one vote per Share (hereinafter, the “Shares”).

YPF is a corporation that has not adhered to the optional statutory system for the mandatory acquisition of shares in a public offering pursuant to the terms of Section 24 of Decree 677/01.

On February 21, 2008, PETERSEN ENERGIA, S.A., a Petersen Group company executed a Shareholders’ Agreement with Repsol YPF, S.A., and some of its affiliates, as described in paragraph 2, “Shareholders’ Agreement”, item f) “Agreements entered into by and among the companies forming the Petersen Group” in Section “Subjective Elements of the Offer” of this Prospectus. PEISA was to adhere to such Shareholders’ Agreement at the time the Shares purchased from the Repsol YPF Group were transferred to PEISA upon the exercise of the First Option (as described in paragraph 2 “Shareholders’ Agreement” and paragraph 3 “Options”, item f) “Agreements entered into by and among the companies forming the Petersen Group” in Section “Subjective Elements of the Offer” of this Prospectus.

The Offer as well as its effectiveness, consummation and settlement are governed by the conditions set forth in Item 5 “Conditions for the Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer” of this Prospectus.

THE GENERAL TERM OF ACCEPTANCE OF THE OFFER SHALL START AT 10:00 A.M. ON SEPTEMBER 11, 2008, (“COMMENCEMENT DATE”) AND SHALL EXPIRE AT 3:00 P.M. ON OCTOBER 9, 2008 (THE “GENERAL ACCEPTANCE TERM”).

THE ADDITIONAL ACCEPTANCE TERM FOR THE OFFER (THE “ADDITIONAL ACCEPTANCE TERM”) SHALL START AT 3:00 P.M. ON OCTOBER 9, 2008 AND SHALL EXPIRE AT 3:00 P.M. ON OCTOBER 20, 2008, (the “EXPIRATION DATE”).

The “Acceptance Term” shall be understood to be the term between the Commencement Date and the Expiration Date.

Offeror:	Offer Agent:

Petersen Energía Inversora, S.A.	Banco de Valores S.A.

Intermediary:

Cozzani — Guterman Sociedad de Bolsa S.A.

This Prospectus is dated September 5, 2008

IMPORTANT

I) PEISA IS A CORPORATION (SOCIEDAD ANÓNIMA) ORGANIZED UNDER THE LAWS OF THE KINGDOM OF SPAIN AND A DIRECT WHOLLY-OWNED SUBSIDIARY OF PETERSEN ENERGÍA INVERSORA HOLDING GMBH, A COMPANY ORGANIZED UNDER THE LAWS OF AUSTRIA (“HOLDING”). SUCH HOLDING IS IN TURN WHOLLY OWNED BY MESSRS. ENRIQUE ESKENAZI, SEBASTIÁN ESKENAZI, MATÍAS ESKENAZI STOREY AND EZEQUIEL ESKENAZI STOREY (THE “ESKENAZI FAMILY”), AND FORMS PART, JOINTLY WITH THE OTHER COMPANIES SPECIFIED IN ITEM (C) “ENTITIES BELONGING TO THE SAME GROUP AS OFFEROR. STRUCTURE OF THE GROUP AND IDENTITY OF OFFEROR’S CONTROLLING SHAREHOLDERS”, IN SECTION “SUBJECTIVE ELEMENTS OF THE OFFER”, OF THE “PETERSEN GROUP”.

II) PETERSEN ENERGIA, S.A. (“PESA”), A COMPANY BELONGING TO THE PETERSEN GROUP IS THE HOLDER OF AMERICAN DEPOSITARY SHARES (“ADSs”) REPRESENTING CLASS D SHARES IN YPF, WHICH IN TURN REPRESENT 14.9% OF THE CAPITAL STOCK OF YPF.

III) ON FEBRUARY 21, 2008, PESA, REPSOL YPF, S.A. (“REPSOL YPF”) AND SOME OF ITS SUBSIDIARIES EXECUTED A SHAREHOLDERS’ AGREEMENT WHEREBY PESA WAS VESTED WITH THE RIGHT TO APPOINT CERTAIN DIRECTORS AND MANAGERS IN YPF AND WAS FURTHER VESTED CERTAIN RIGHTS IN ITS CAPACITY AS MINORITY SHAREHOLDER. SOME FEATURES OF THE SHAREHOLDERS’ AGREEMENT ARE DESCRIBED IN PARAGRAPH 2 “SHAREHOLDERS’ AGREEMENT”, ITEM F) “AGREEMENTS ENTERED INTO BY AND AMONG THE COMPANIES FORMING THE PETERSEN GROUP” IN SECTION “SUBJECTIVE ELEMENTS OF THE OFFER”.

IV) REPSOL YPF, REPSOL EXPLORACIÓN, S.A., CAVEANT S.A. AND REPSOL YPF CAPITAL, S.L. GRANTED TO THE ESKENAZI FAMILY TWO PURCHASE OPTIONS IN RESPECT OF CLASS D YPF SHARES: ONE OF THEM IN RESPECT OF CLASS D SHARES REPRESENTING 0.1% OF THE CAPITAL STOCK OF YPF AND THE OTHER IN RESPECT OF CLASS D SHARES REPRESENTING 10% OF THE CAPITAL STOCK OF YPF.

V) THE ESKENAZI FAMILY ASSIGNED TO PEISA AND ON MAY 20, 2008, PEISA EXERCISED THE PURCHASE OPTION IN RESPECT OF CLASS D SHARES IN YPF REPRESENTING 0.1% OF THE CAPITAL STOCK OF YPF, THAT IS, 393,313 CLASS D SHARES IN YPF, THAT WILL NOT BE TRANSFERRED TO PEISA UNTIL THE COMPLETION OF THE OFFER PROCEDURE SET FORTH IN THIS PROSPECTUS AND THE SETTLEMENT OF THIS OFFER BY PEISA.

VI) PURSUANT TO THE PROVISIONS OF SECTION 7, SUBSECTION (D) OF YPF’S BY-LAWS, PEISA HAS CARRIED OUT AN “ACQUISITION OF CONTROL”. IN ACCORDANCE WITH YPF’S BY-LAWS, AN ACQUISITION OF CONTROL IS DEFINED AS A TRANSACTION CARRIED OUT BY ANY PERSON WHO, EITHER DIRECTLY OR INDIRECTLY, PURCHASES BY ANY MEANS CLASS D SHARES OR SHARES THAT, UPON BEING TRANSFERRED, ARE CONVERTIBLE INTO CLASS D SHARES IN YPF OR YPF’S SECURITIES, REGARDLESS OF THEIR TYPE, THAT ARE CONVERTIBLE INTO CLASS D SHARES AND, AS A CONSEQUENCE OF SUCH PURCHASE, THE PURCHASER BECOMES THE HOLDER OF, OR EXERCISES CONTROL OVER, CLASS D SHARES IN YPF REPRESENTING FIFTEEN PER CENT (15%) OR MORE OF ITS CAPITAL STOCK, OR TWENTY PER CENT (20%) OR MORE OF OUTSTANDING CLASS D SHARES IF THE SHARES REPRESENTING SUCH TWENTY PER CENT (20%) SIMULTANEOUSLY REPRESENT LESS THAN FIFTEEN PER CENT (15%) OF THE CAPITAL STOCK.

VII) THIS OFFER IS MADE IN COMPLIANCE WITH THE PROVISIONS OF SECTION 7, SUBSECTION (D) OF YPF’S BY-LAWS, WHEREBY: “ANY PERSON WHO INTENDS TO CARRY OUT AN ACQUISITION OF CONTROL [...] SHALL: (i) OBTAIN THE PRIOR CONSENT OF A CLASS A SHAREHOLDERS’ MEETING AND (ii) LAUNCH A TENDER OFFER IN RESPECT OF ALL CLASSES OF COMPANY’S SHARES AND ALL SECURITIES CONVERTIBLE INTO SHARES”.

VIII) AS OF EVEN DATE, YPF HAS NOT ISSUED SECURITIES CONVERTIBLE INTO SHARES AND THERE ARE NO SECURITIES CONVERTIBLE INTO SHARES CURRENTLY OUTSTANDING.

IX) YPF EXTRAORDINARY SHAREHOLDERS’ MEETING HELD ON APRIL 24, 2008 APPROVED AN AMENDMENT TO SECTION 7 OF YPF’S BY-LAWS IN ORDER TO RELEASE ANY PROSPECTIVE PURCHASER OF SHARES IN YPF FROM THE OBLIGATION TO MAKE A PUBLIC TENDER OFFER IN THE FOLLOWING CASES:

(i) PURCHASES MADE BY THOSE WHO ALREADY ARE HOLDERS OR EXERCISE CONTROL OF SHARES REPRESENTING MORE THAN FIFTY PER CENT (50%) OF THE CAPITAL STOCK; AND

(ii) PURCHASES MADE BY THOSE WHO ARE ALREADY HOLDERS OR EXERCISE CONTROL OF SHARES REPRESENTING FIFTEEN PER CENT (15%) OR MORE OF THE CAPITAL STOCK OR TWENTY PER CENT (20%) OR MORE OF THE OUTSTANDING CLASS D SHARES, IF THE SHARES REPRESENTING SUCH TWENTY PER CENT (20%) SIMULTANEOUSLY REPRESENT LESS THAN FIFTEEN PER CENT (15%) OF THE CAPITAL STOCK, ALWAYS PROVIDED THAT THE SHARES HELD AND/OR TO BE HELD BY PURCHASER (INCLUDING THE SHARES HELD BY PURCHASER AT THE TIME OF THE PURCHASE TRANSACTION AND THOSE TO BE HELD BY VIRTUE THEREOF) DO NOT EXCEED FIFTY PER CENT (50%) OF THE CAPITAL STOCK.

THEREFORE, PURCHASES OF CLASS D SHARES MADE BY PESA, PEISA AND/OR THE ESKENAZI FAMILY, DIRECTLY OR INDIRECTLY, UPON COMPLETING THIS OFFER SHALL NOT RESULT IN THE OBLIGATION TO MAKE A PUBLIC TENDER OFFER OF SHARES AND/OR SECURITIES CONVERTIBLE INTO SHARES IN YPF UNLESS, BY VIRTUE OF SUCH PURCHASES, THE PURCHASED SHARES TOGETHER WITH THOSE DIRECTLY OR INDIRECTLY HELD BY PESA, PEISA AND THE ESKENAZI FAMILY REPRESENT MORE THAN 50% OF YPF’S CAPITAL STOCK.

X) ON MAY 23, 2008, YPF’S BOARD OF DIRECTORS (i) RESOLVED TO RENDER A FAVORABLE OPINION ON THE REASONABLE NATURE OF THE PRICE OFFERED BY PEISA UNDER THE OFFER AND RECOMMEND THE ACCEPTANCE OF THE OFFER TO YPF’S SHAREHOLDERS, BY RENDERING THE RELEVANT REPORT ON THE OFFERED PRICE, AS SET FORTH IN SECTION 36, CHAPTER XXVII, BOOK 9 OF THE CNV RULES, (ii) RESOLVED TO REFRAIN FROM REQUESTING THE OPINION OF A SPECIALIZED INDEPENDENT ASSESSOR, SINCE THE PRICE OFFERED IS NOT LOWER THAN THE PRICES RESULTING FROM THE EVENTS LISTED IN PARAGRAPHS (A), (B), (C) AND (D), SECTION 7, SUBSECTION (F) (V) OF YPF’S BY-LAWS AND (iii) CALLED A CLASS A SHAREHOLDERS’ MEETING TO BE HELD ON JUNE 2, 2008, IN ORDER TO CONSIDER THE APPROVAL OF THE ACQUISITION OF CONTROL AND THE OFFER.

WITHOUT DETRIMENT TO THE FOREGOING, THE BOARD OF DIRECTORS STATED THAT:

(i) THE RECOMMENDATION MADE BY YPF’S BOARD OF DIRECTORS IS NOT BINDING AND THE BOARD OF DIRECTORS’ OPINION REPRESENTS ONLY ONE CIRCUMSTANCE, AMONG OTHERS, THAT SHOULD BE PONDERED BY THE SHAREHOLDERS TO WHOM THE OFFER IS ADDRESSED; THEREFORE, IT IS NOT INFLUENTIAL IN THE DECISION TAKEN BY THE SHAREHOLDERS AS TO THE ACCEPTANCE OR REFUSAL OF THE OFFER; AND

(ii) THE EVALUATION OF THE OFFER MUST BE BASED ON AN INDIVIDUAL AND SUBJECTIVE ANALYSIS TO BE MADE BY EACH SHAREHOLDER TO WHOM THE OFFER IS ADDRESSED, TAKING INTO ACCOUNT THE PARTICULAR CIRCUMSTANCES.

MESSRS.  ANTONIO BRUFAU NIUBO (CHAIRMAN), SEBASTIAN ESKENAZI (EXECUTIVE VICE PRESIDENT), ANTONIO GOMIS SAEZ (CHIEF OPERATING OFFICER), ENRIQUE ESKENAZI, MATIAS ESKENAZI STOREY, LUIS SUAREZ DE LEZO, ANIBAL BELLONI, MARIO BLEJER, CARLOS BRUNO, SANTIAGO CARNERO, CARLOS DE LA VEGA, EDUARDO ELSTAIN, SALVADOR FONT ESTRANY, JAVIER MONZON, FEDERICO MAÑERO, FERNANDO RAMIREZ AND MARIO VAZQUEZ WERE PRESENT AT YPF’S BOARD OF DIRECTORS’ MEETING. SAVE FOR MESSRS. ANTONIO BRUFAU NIUBO, ENRIQUE ESKENAZI, SEBASTIAN ESKENAZI, MATIAS ESKENAZI STOREY, ANTONIO GOMIS

SAEZ AND LUIS SUAREZ DE LEZO, WHO REFRAINED FROM TAKING PART IN THE DISCUSSIONS AND VOTING, THE REMAINING DIRECTORS VOTED IN FAVOR OF THE RECOMMENDATION.

THE OPINION OF YPF’S BOARD OF DIRECTORS WAS PUBLISHED IN BASE’S BULLETIN FOR TWO DAYS AND IS APPENDED TO THIS PROSPECTUS AS EXHIBIT III.

IN TURN, THE OPINION OF YPF’S BOARD OF DIRECTORS IS PUBLISHED AT THE CNV’S WEBSITE, SECCIÓN EMISORAS: YPF S.A., INFORMACIÓN FINANCIERA — HECHOS RELEVANTES ID No 4-98502-D. BOARD OF DIRECTORS’ MEETINGS MINUTES No. 284 CONTAINING SUCH OPINION IS PUBLISHED UNDER THE SECCIÓN EMISORAS: YPF S.A., INFORMACIÓN FINANCIERA — BOARD OF DIRECTORS’ MEETINGS MINUTES ID No 4-99758-D.

XI) CLASS A SHAREHOLDER AUTHORIZED THE ACQUISITION OF CONTROL AND THE OFFER BY PEISA ON JUNE 2, 2008.

XII) YPF IS EXCLUDED FROM THE MANDATORY PUBLIC TENDER OFFER SYSTEM SET FORTH IN DECREE 677/01 AND SECTIONS 5 THROUGH 21, CHAPTER XXVII OF THE CNV’S RULES, AS AMENDED.

XIII) THE OFFER, ITS EFFECTIVENESS, CONSUMMATION AND SETTLEMENT SHALL BE SUBJECT TO COMPLIANCE BY NO LATER THAN JANUARY 15, 2009, OF THE FOLLOWING CONDITIONS, PURSUANT TO THE PROVISIONS OF ITEM 5 “CONDITIONS FOR EFFECTIVENESS AND CONSUMMATION OF THE OFFER”, IN SECTION “OBJECTIVE ELEMENTS OF THE OFFER” OF THIS PROSPECTUS (IN ADDITION TO THE CONTINUATION OF THE AUTHORIZATIONS GRANTED BY THE CNV AND BY THE CLASS A SHAREHOLDER, AS EXPLAINED IN SUCH ITEM):

(I) THE CNDC’S EXPRESS AUTHORIZATION OF THE “PURCHASE BY PESA”, WITHOUT IMPOSING ANY CONDITIONS OR OBLIGATIONS ON THE PARTIES THERETO OR ON YPF;

(II) THE CNDC’S EXPRESS OR IMPLIED AUTHORIZATION TO THE GRANT OF THE “OPTIONS” TO THE ESKENAZI FAMILY, TO THE EXERCISE OF THE “FIRST OPTION” BY PEISA, TO THE “OPTION PURCHASE” AND TO THE “OFFER PURCHASE”;

(III) THE ABSENCE OF A NOTICE FROM THE CNDC DENYING THE AUTHORIZATION OF THE PURCHASE BY PESA, THE OPTION PURCHASE OR THE OFFER PURCHASE; AND

(IV) THE ABSENCE OF RULES, MEASURES, JUDGMENTS, AWARDS, ORDERS OR RESOLUTIONS ISSUED BY COURTS OR AUTHORITIES HAVING COMPETENT JURISDICTION DENYING THE REQUESTED AUTHORIZATIONS, EITHER IN ARGENTINA OR ABROAD, THAT PRECLUDE, PROHIBIT, CONDITION OR LIMIT THE OFFERS OR THE TRANSACTION .

XIV) THE PRICE PER SHARE OFFERED BY PEISA PURSUANT TO THIS OFFER HAS BEEN ASSESSED IN COMPLIANCE WITH THE PROVISIONS OF YPF’S BY-LAWS (SECTION 7, SUBSECTION (F) (V)).

XV) THE OFFER IS VOLUNTARY FOR THE SHAREHOLDERS WHO ARE FULLY AND TOTALLY FREE TO ACCEPT IT OR NOT, AS SAME MAY CONSIDER ADVISABLE FOR THEIR OWN COMMERCIAL OR ANY OTHER INTERESTS.

XVI) REPSOL YPF, REPSOL EXPLORACIÓN, S.A., CAVEANT, S.A. AND REPSOL YPF CAPITAL, S.L., WHICH HOLD SHARES REPRESENTING IN THE AGGREGATE 84.14% OF YPF’S CAPITAL STOCK, HAVE EXPRESSED THEIR IRREVOCABLE COMMITMENT TO REFRAIN FROM TENDER UNDER THIS OFFER CLASS D SHARES IN YPF HELD BY THEM.

XVII) REPSOL YPF HAS EXPRESSED ITS INTENTION TO MAKE A PUBLIC TENDER OFFER OF CERTAIN SHARES IN YPF.

XVIII) AT PRESENT, 224,650,997 CLASS D SHARES, REPRESENTING 57.12% OF SHARES IN YPF, ARE (AS REPORTED BY YPF IN FORM 20-F SUBMITTED TO THE SECURITIES EXCHANGE COMMISSION (“SEC”) OF THE UNITED STATES FOR 2007) SUBJECT TO AN ADS PROGRAM AND ARE LISTED

ON THE STOCK EXCHANGE OF NEW YORK, UNITED STATES (“NYSE”). THEREFORE, IN ACCORDANCE WITH THE PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES, THE ESKENAZI FAMILY AND PEISA, SIMULTANEOUSLY AND CONCURRENTLY WITH THIS OFFER, MAKE A PUBLIC TENDER OFFER OF SHARES AND ADSs IN THE UNITED STATES THAT SHALL BE ADDRESSED TO HOLDERS OF SHARES QUALIFYING AS UNITED STATES RESIDENTS AND TO HOLDERS OF ADSs, REGARDLESS OF WHETHER THEY ARE UNITED STATES RESIDENTS OR NOT (THE “U.S. OFFER”).

THIS PROSPECTUS SOLELY REFERS TO THE VOLUNTARY PUBLIC TENDER OFFER OF SHARES IN YPF MADE BY PEISA IN ARGENTINA.

Additional Information

This prospectus (the “Prospectus”) and the information contained herein in connection with the Offer shall be available to the interested parties at Banco de Valores S.A., domiciled at Sarmiento 310, City of Buenos Aires, Argentina (the “Offer Agent”).

Queries and questions about the Offer may be addressed Monday to Friday during banking hours to Messrs Jorge I. Sáez, Jorge Liwski, Walter Russ or Mrs. Delma Ferrero, at (54-11) 4323-6900, or personally at the place where acceptance of the Offer by the Shareholders must be filed, that is, 25 de Mayo 311, 2nd basement, City of Buenos Aires.

Intermediary Cozzani-Guterman Sociedad de Bolsa S.A., domiciled at San Martín 439, 11th Floor, City of Buenos Aires.

This Prospectus includes references to information about companies directly and indirectly controlled by Enrique and Sebastián Eskenazi and Matías and Ezequiel Eskenazi Storey (the “Eskenazi Family”), who form, jointly with PEISA, the “Petersen Group”.

As shares in YPF are listed on the Buenos Aires Stock Exchange (the “BASE”), the most relevant information about YPF is in the public domain and may be accessed by visiting the following websites: www.cnv.gov.ar and www.bolsar.com. Furthermore, YPF’s financial statements, submitted on an annual and quarterly basis before the Comisión Nacional de Valores (the “CNV”) and the BASE and that may be accessed by the investor over the Internet, also contain information that may prove of interest. The Prospectus includes references to public information on YPF filed with the BASE and the CNV, also available for review at the following websites: www.bolsar.com and www.cnv.gov.ar.

Important Notice

No person has been authorized to provide information or make statements that are not expressly included in the Offer Documents (as defined hereinbelow). Any information that is not included in the Offer Documents should not be regarded as information or statement that has been directly or indirectly authorized by PEISA or the Offer Agent.

The handing out of the Offer Documents in certain jurisdictions may be limited or prohibited under the law. PEISA and the Offer Agent advise those persons who receive the Offer Documents that they should seek information about any such limitations and observe same. This Offer shall not be valid and no acceptances may be made by persons in any jurisdiction where the Offer or the acceptance of the Offer by such persons may be illegal or otherwise contrary to the applicable law.

The information contained in the Offer Documents is deemed to have been furnished on the date stated in such Offer Documents. It shall not be construed, either as a consequence of the delivery of the Offer Documents at any time or as a result of any sale made under the Offer, that there has been a change in the information furnished in connection with PEISA or YPF as from such date or, should no specific date be stated, as from the Offer Authorization Date by the CNV, or that the information herein may be correct at any time after such date.

The information contained in the Offer Documents in connection with YPF is based on public information published or furnished by YPF and neither PEISA nor the Offer Agent make any statement or furnish any guarantee in connection therewith.

No information contained in the Offer Documents may be considered as a promise, commitment, obligation or statement in connection with future events or results.

The holders of Shares must make their own research and review (and it shall be understood, no evidence to the contrary being admitted, that they have done so) about the advisability of accepting the Offer.

In the Offer Documents, unless otherwise specified or whenever the context so requires, (i) references to “Dollars” or “US$” shall mean the legal tender in the United States; and (ii) references to “Pesos” or “$” shall mean the legal tender in Argentina.

Notice concerning Forward Looking Statements

Forward Looking Statements

Any statements on future events, projections, prospects or expectations included in the Prospectus are subject to risks and uncertainties and may not be fulfilled in accordance with the estimates made in the Prospectus. Forward looking statements may refer to information about exposure to market risks related to Argentina, the industry, the companies of the Petersen Group and YPF.

Forward-looking statements may also be identified by the use of words such as “foresees”, “plans”, “expects”, “anticipates”, “estimates”, “should”, “intends”, “proposes”, “probability”, “risk”, “target”, “objective”, “purpose”, “estimate”, “future” or similar expressions.

The forward-looking statements contained in the Offer Documents only make reference to the date indicated in such Offer Documents and neither PEISA nor the Offer Agent undertakes to update any forward looking statement made for the purpose of reflecting events or circumstances that are subsequent to such date or the occurrence of unforeseeable events.

The implementation of possible management strategies by PEISA is subject to compliance with the majority requirements regarding the corporate bodies, in view of the fact that PEISA and the remaining companies of the group to which PEISA belongs shall not obtain by themselves, after the purchase of shares in YPF under this Offer and the agreements entered into with Repsol YPF, S.A., Repsol Exploración, S.A., Caveant, S.A. and Repsol YPF Capital, S.L., control over YPF.

Page

Required Authorizations	41
Miscellaneous	41
Timeframe of the Decision-Making Process for the Offer	41
Recommendation of the Board of Directors of YPF	42
Arbitration	42
Directors and Executive Officers of PEISA	43
EXHIBIT I — FINANCING AGREEMENTS
(A) CREDIT AGREEMENT
(B) GUARANTOR AGREEMENT
EXHIBIT II — AUDITOR’S REPORT AND CONDENSED INTERIM FINANCIAL STATEMENTS OF PEISA
EXHIBIT III — OPINION ON THE REASONABLENESS OF THE PRICE PROPOSED IN THE OFFER.
TECHNICAL RECOMMENDATION OF THE BOARD OF DIRECTORS OF YPF
EXHIBIT IV — FORMS
(A) FORM OF ACCEPTANCE
(B) FORM OF WITHDRAWAL

Glossary

The following captioned terms shall have the meanings established in this Prospectus:

“Share” means each common book-entry Class A, Class B, Class C and Class D share in YPF S. A. with a par value of Pesos ten ($10) and one vote per share.

“Purchased Shares” means the YPF shares (i) which are deposited in the Shares to be Transferred Account on the Consummation Date of the Offer and (ii) in respect of which the Offer has been accepted by means of an Acceptance Through MERVAL the acceptance of which has not been withdrawn before the Consummation Date as provided in Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer”.

“Shares to be Transferred” means the Shares deposited by the Shareholders accepting the Offer in the Shares to be Transferred Account as provided in Item 2 “Acceptance of the Offer” and in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in Section “Formal Elements of the Offer”.

“Withdrawn Shares” means those Shares to be Transferred which were removed from sale under the Offer by the Accepting Shareholder that has withdrawn its acceptance of the Offer as provided in Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer”.

“Accepting Shareholder” means the Shareholder that has accepted the Offer and all its terms and conditions (including the Conditions) by appropriately completing the procedure described in Item 2 “Acceptance of the Offer” in Section “Formal Elements of the Offer.”

“Shareholders” means all the holders of common book-entry Class A, Class B, Class C and Class D shares in YPF S.A. with a par value of Pesos ten ($10) and one vote per share.

“Acceptance Through MERVAL” means the acceptance of the Offer and tender of the Shares through the stock exchange system subject to and in compliance with the provisions of Item 2.1 “Procedure for Acceptance of the Offer”, paragraph (4) “Shareholders of YPF Accepting the Offer Through MERVAL” in Section “Formal Elements of the Offer”, applicable regulations and the provisions to be laid down for such purpose by MERVAL.

“Acceptance” collectively means all the documents filed and the acts carried out by each Shareholder for the purpose of tendering its Shares under the Offer and accepting the Offer.

“Shareholders’ Agreement” means the agreement dated February 21, 2008 entered into by and between PESA and the Repsol YPF Group for the purpose of governing the relationships of the Repsol YPF Group and PESA as shareholders of YPF and whereby the Repsol YPF Group gave PESA an active involvement in YPF’s management body.

“PESA Financing Agreement” means the loan agreement in the amount of US$1,026,000,000 dated February 21, 2008 entered into by and among PESA and Credit Suisse International, Goldman Sachs International Bank, BNP Paribas, Banco Itaú Europa S.A. — Offshore Financial Branch-, Credit Suisse, London Branch and HSBC BANK for financing part of the sales price of the Purchase by PESA.

“Repsol Financing Agreement” means the loan agreement in the amount of US$1,015,000,000 dated February 21, 2008 entered into by and among Repsol YPF, S.A., Petersen Energía, S.A. and The Bank of New York for financing part of the sales price of the Purchase by PESA.

“Financing Agreements” collectively means the Credit Agreement, PESA Financing Agreement and Repsol Financing Agreement.

“Offer Purchase” means the purchase by PEISA of the Purchased Shares under the Offer and the Shares and ADSs purchased under the U.S. Offer.

“Option Purchase” means the purchase by PEISA of the YPF shares and/or ADSs representing 0.1% of the capital stock of YPF, purchased through the exercise by PEISA, as assignee, of the First Option.

“Purchase by PEISA” collectively means the Option Purchase and the Offer Purchase.

“Purchase by PESA” means the purchase by PESA of 58,603,606 ADSs representing 58,603,606 Class D shares in YPF representing 14.9% of the capital stock of YPF from Repsol YPF.

“ADSs” means the American Depositary Shares issued by The Bank of New York representing each an outstanding Class D share in YPF.

“AFIP” means Administración Federal de Ingresos Públicos (Federal Administration of Public Revenue).

“Offer Agent” means Banco de Valores S.A., domiciled at Sarmiento 310, City of Buenos Aires, Argentina.

“BASE” means the Buenos Aires Stock Exchange.

“BONY” means The Bank of New York Mellon.

“Caja de Valores” means Caja de Valores S.A., domiciled at 25 de Mayo 362, Ground Floor, City of Buenos Aires, Argentina.

“Capital Stock” means the capital stock of YPF S.A. amounting to $3,933,127,930 represented by 393,312,793 common book-entry shares with a par value of Pesos ten and one vote per share.

“SPA” means the stock purchase agreement dated February 21, 2008 entered into by and among PESA and Repsol YPF, Repsol Exploración, S.A., Caveant S.A., and Repsol YPF Capital, S.L., for the purchase from Repsol YPF by PESA of 58,603,606 common shares in YPF with a par value of Pesos ten and one vote per share.

“Shareholder’s Ownership Certificate” means evidence of ownership of YPF Shares issued by Caja de Valores.

“Transfer Certificate” means the certificate issued by Caja de Valores evidencing the transfer of the Shares by the Shareholding accepting the Offer from such Shareholder’s cuenta comitente (securities account) to the Shares to be Transferred Account opened by the Offer Agent in Caja de Valores.

“CNDC” means (i) the Argentine Antitrust Commission and the Argentine Secretariat of Domestic Trade or the Secretariat of Industry, Commerce and Mining or (ii) the Argentine Antitrust Court, if such Court has been established, or (iii) the public agency or entity that may replace them in accordance with Argentine laws.

“CNV” means the Argentine Securities and Exchange Commission.

“Conditions” means the conditions to which the Offer, its effectiveness, consummation and settlement are subject as provided in Item 5 “Conditions for the Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer”.

“Financing Conditions” means the Credit conditions mentioned in Item 4 “Financing of the Offer. Funds Availability Guaranty” in Section “Objective Elements of the Offer”.

“Account Certificate” means the certificate issued by Caja de Valores evidencing title to the Shares Purchased by PEISA.

“Consideration” means the purchase price in the amount of US$49.45 (forty-nine United States dollars and forty-five cents) per Share offered by PEISA under the Offer payable in Pesos at the asked rate published by the Banco de la Nación Argentina which is current at the close of business on the 6th (sixth) trading day immediately preceding the Payment Date.

“Credit Agreement” means the credit agreement dated June 6, 2008 entered into by and among PEISA, Santander and Repsol YPF as guarantor.

“Deposit Agreement” means the agreement dated July 1, 1993 entered into by and between BONY and YPF to regulate the issue of ADSs.

“Guarantor Agreement” means the guarantor agreement dated June 6, 2008 entered into by and among Repsol YPF, PEISA and Santander, whereby Repsol YPF undertook to guarantee to Santander, on a joint and several basis and at first demand, PEISA’s payment obligations under the Credit Agreement.

“First Purchase Option Agreement” means the option agreement dated February 21, 2008 for YPF shares representing 0.1% of the capital stock of YPF entered into by and between the Repsol YPF Group and the Eskenazi Family.

“Second Purchase Option Agreement” means the option agreement dated February 21, 2008 for YPF shares representing 10% of the capital stock of YPF entered into by and between the Repsol YPF Group and the Eskenazi Family.

“Credit” means the commercial credit in the maximum amount of US$198,500,000 (United States dollars one hundred and ninety-eight million, five hundred thousand) granted by Santander to PEISA under the Credit Agreement.

“Shares to be Transferred Account” means the Offer account (Depository No. 1336, named “BANCO DE VALORES SA — COLOCACION”, Comitente No. 9, named “BCO DE VALORES SA AGTE OPA YPF”) opened by the Offer Agent in Caja de Valores.

“Custodian” means the banks, financial companies or institutions, brokers, brokerage houses, over-the-counter or other agents registered as depositories of YPF Shares, including the Offer Agent, in Caja de Valores.

“Shareholder’s Representations” means the representations made by the person signing the Form of Acceptance, either by itself as Shareholder and/or on behalf of other Shareholders, listed in clauses (a) to (n) of Item 2.2: “Form of Acceptance” in Section “Formal Elements of the Offer”.

“Drawdown” means each request for remittances of funds PEISA may make under the Credit.

“Distributions” has the meaning established in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in Section “Formal Elements of the Offer”.

“Included Distributions” means the Distributions on the Shares tendered under the Offer by any Shareholder, as paid by YPF between the Commencement Date and the date of acceptance of the Offer by such Shareholder.

“Offer Documents” collectively means the Prospectus, the Form of Acceptance, the Form of Withdrawal, the Transfer Certificate and other documents related to the Offer attached to the Prospectus.

“Dollars” or “US$” means the legal tender of the United States of America.

“Issuer” means YPF S.A.

“By-laws” means the By-laws of YPF S.A.

“United States” means the United States of America

“Assessor” means Río Bravo, a specialized independent assessor engaged by PEISA to assess the Consideration.

“Eskenazi Family” means Messrs. Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey.

“Offer Authorization Date” means September 4, 2008, date on which the Offer was authorized by the CNV.

“Expiration Date” means 3:00 p.m. on October 20, 2008, i.e., the last day of the Additional Acceptance Term.

“Commencement Date” means 10:00 a.m. on September 11, 2008.

“Payment Date” means the 5th (fifth) trading day following the Consummation Date.

“Consummation Date” means the publication date of the notice informing that the Conditions have been fulfilled and/or waived and that the Purchase of the Shares under the Offer has become final, as provided in Item 6 “Fulfillment of Conditions. Waiver. Consummation Date” in Section “Formal Elements of the Offer”.

“Credit Intended Use” means the intended use of the Credit to finance (i) the purchase by PEISA from the Repsol YPF Group of a certain number of shares or ADSs in YPF representing 0.1% of the capital stock of YPF, pursuant to the terms of the First Purchase Option Agreement, (ii) the purchase of the YPF shares by PEISA under the Offers and (iii) the costs, expenses, exchange differences and taxes arising from such transactions.

“Form 20-F” means the form YPF shall file with the SEC on an annual basis, pursuant to U.S. securities regulations. The last statement was made by YPF on April 16, 2008 and implies an updating of information as of December 31, 2007.

“Form of Acceptance” means the form attached hereto as Exhibit IV. (A).

“Form of Withdrawal” means the form attached hereto as Exhibit IV. (B).

“Petersen Group” means the group of companies directly or indirectly controlled by the Eskenazi Family.

“Repsol YPF Group” collectively means (i) Repsol YPF, (ii) Repsol Exploración S.A, (iii) Caveant S.A. and (iv) Repsol YPF Capital, S.L.

“AL” means Antitrust Law No. 25,156.

“ITL” means Income Tax Law.

“Restraining Legal Measure” means any rule, measure, judgment, award, order or resolution issued by courts or authorities having competent jurisdiction denying the requested authorizations, either in Argentina or abroad, that precludes, prohibit, conditions or limits the Offers or the Transaction.

“MERVAL” means Mercado de Valores de Buenos Aires S.A.

“CNV Rules” means the rules issued by the Comisión Nacional de Valores, as restated in 2001, approved by General Resolution 368/01, as updated and/or amended from time to time by the CNV until the date of this Prospectus.

“NYSE” means the New York Stock Exchange

“Offeror” means PEISA.

“Offer” means this voluntary public tender offer for the Shares

“U.S. Offer” means the voluntary public tender offer for the Shares held by Shareholders that are U.S. residents (for the purpose of the Securities Act of 1933) and for ADSs (irrespective of their holders’ nationality) launched by PEISA and Messrs. Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey, simultaneously and concurrently with this Offer.

“Offers” means collectively the Offer and the U.S. Offer.

“Transaction” means the Purchase by PESA, the granting and exercise of the Options and the purchase of the Shares thereunder, the launching of the Offer and the Offer Purchase.

“Options” collectively means the First Option and the Second Option.

“PEISA” means Petersen Energía Inversora, S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, domiciled at Velázquez 9, 1st Floor, Madrid, Spain, registered with the Public Registry of Commerce of the City of Buenos Aires, pursuant to Section 123 of Law No. 19,550 on May 16, 2008 under Number 610, Book 58, Volume B of Foreign By-laws.

“PESA” means Petersen Energía, S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, domiciled at Velázquez 9, 1st Floor, Madrid, Spain.

“Pesos” or “$” means Argentine currency.

“Additional Acceptance Term” means the period commencing at 3:00 p.m. on October 9, 2008, and ending at 3:00 p.m. on October 20, 2008.

“Acceptance Term” means the period between the Commencement Date and the Expiration Date.

“General Acceptance Term” means the period commencing on the Commencement Date and ending at 3:00 p.m. on October 20, 2008.

“First Option” means the option to purchase YPF shares representing 0.1% of the capital stock of YPF granted by the Repsol YPF Group to the Eskenazi Family in the First Purchase Option Agreement.

“Prospectus” means this prospectus as amended and supplemented.

“YPF Stock Ledger” means the record of holders of YPF Shares kept by Caja de Valores.

“Repsol YPF” means Repsol YPF, S.A.

“SEC” means the United States Securities and Exchange Commission.

“Santander” means Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain, domiciled at Paseo Pereda 9-12, Santander, Cantabria, C.I.F. A-39000013.

“Second Option” means the option to purchase YPF shares representing 10% of the capital stock of YPF granted by the Repsol YPF Group to the Eskenazi Family in the Second Purchase Option Agreement.

“Holding” means Petersen Energía Inversora Holding GmbH, a company organized under the laws of Austria.

“Convertible Securities” means securities convertible into Shares.

“YPF” means YPF S.A., a corporation (sociedad anónima) organized under the laws of Argentina (Decree No. 2778 dated 12.31.1990) registered with the Public Registry of Commerce on February 5, 1991 under No. 404, Book 108, Volume A of Corporations.

INTRODUCTION

Background.

The Offer.

Subject to the Conditions, PEISA irrevocably undertakes to purchase at the price and in the terms and conditions of this Offer as established in this Prospectus and the other Offer Documents, all the Shares (as defined below) from the Shareholders accepting the Offer and tendering such Shares as provided in this Prospectus and in the other Offer Documents during the Acceptance Term and in respect of which such Shareholders shall have not withdrawn their acceptance of the Offer as established in Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer”.

The Shares.

The capital stock of YPF S.A. (“YPF”) is represented by all its common book-entry shares with a par value of ten Pesos ($10) and one vote per share, which are divided into four classes: Class A, Class B, Class C and Class D (the “Shares”). The Shares are registered in YPF Stock Ledger kept by Caja de Valores.

According to YPF’s public information available, as of December 31, 2007, the capital stock of YPF was divided into 393,312,793 Shares as follows: (i) 3,764 Class A shares, (ii) 7,624 Class B shares, (iii) 105,736 Class C shares and (iv) 393,195,669 Class D shares, of which 224,650,997 Class D Shares were represented by American Depositary Shares (“ADSs”) issued by The Bank of New York Mellon (“BONY”).

The Offer is made simultaneously with the U.S. Offer

For the purpose of making the Offer to all the holders of the Shares (the “Shareholders”), as required by the By-laws of YPF (the “By-laws”), and in view of the fact that the ADSs are listed on the New York Stock Exchange (“NYSE”) in the United States of America (“United States”) and therefore, the ADSs are subject to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), the general public is hereby informed that simultaneously and in conjunction with this Offer made in Argentina, PEISA shall launch a public tender offer for the Shares and ADSs in the United States (the “U.S. Offer”) intended to purchase (1) all the Shares held by Shareholders that are U.S. residents and (2) all outstanding ADSs, whichever their holders are.

The terms of the Offer and of the U.S. Offer (the “Offers”) shall be substantially similar and shall only differ as to the payment currency (which shall be Dollars in the U.S. Offer), the payment date (which shall be the third trading day following the Consummation Date in the U.S. Offer) and in all such other respects in which such different treatment is required by law and common practices in the pertinent domestic market. The general public is informed that there are no material advantages or disadvantages between the two Offers. The launching of the two Offers in different markets but “simultaneously and with substantially similar characteristics” is due to the fact that the same as Argentine laws, U.S. laws require that public tender offers for negotiable securities to be made in the domestic market also comply with domestic rules.

The price to be paid under the U.S. Offer shall be equal to the Consideration as defined in Item 3 “Consideration. Payment” in Section “Objective Elements of the Offer” to be paid under the Offer.

This Prospectus only refers to the Share Offer launched in Argentina.

THE OFFER
Terms and Conditions of the Offer

SUBJECTIVE ELEMENTS OF THE OFFER

a)	Name and registered office of the company concerned

The company concerned, i.e., the issuer of the Shares to be purchased under this Offer, is called YPF Sociedad Anónima. YPF is a corporation (sociedad anónima) organized under the laws of Argentina pursuant to Decree No. 2778 dated 12.31.1990, registered in the Public Register of Commerce on 02.05.1991 under No. 404, Book 108, Volume A of Corporations. YPF’s registered office is located at Avenida Pte. R. Sáenz Peña 777, (1364) City of Buenos Aires, Argentina.

b)	Name, registered office and corporate purpose of Offeror.

The Offeror is PETERSEN ENERGIA INVERSORA, S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, registered pursuant to Section 123 of Law No. 19,550 in the Public Register of Commerce under No. 610, Book 58, Volume B of Foreign Bylaws, on May 16, 2008.

PEISA’s registered office is located at Velazquez 9, 1st floor, Madrid, Spain.

PEISA’s corporate purpose is to engage in investment, management and administration activities involving securities, notes, bonds and/or shares listed or not on stock exchanges and/or securities markets, representing funds of entities residing or not in Spain, through the pertinent organization of material and human resources.

c)	Entities belonging to the same group as Offeror. Structure of the group and identity of Offeror’s controlling shareholders.

PEISA is a direct wholly-owned subsidiary of PETERSEN ENERGIA INVERSORA HOLDING G.m.b.H., a company organized under the laws of Austria (the “Holding”). The Holding is in turn fully controlled by Enrique and Sebastián Eskenazi and Matías and Ezequiel Eskenazi Storey (the “Eskenazi Family”), in the following proportions: Enrique Eskenazi, 23%, Sebastián Eskenazi, 38%, Matías Eskenazi Storey, 38% and Ezequiel Eskenazi Storey, 1%.

In turn, the Eskenazi family controls, directly or indirectly, the following companies which, together with PEISA form the “Petersen Group”:

Shareholder and
Capital Stock
Name	Line of Business	Percentage

Petersen, Thiele & Cruz S.A. (Argentina)	Construction of Public and Private Works and Civil Engineering	Shareholders: Enrique Eskenazi (97.87)%
Mantenimientos y Servicios S.A. (Argentina)	Real Property Maintenance	Shareholder: Petersen, Thiele & Cruz S.A. (55%) and Enrique Eskenazi (45)%
Santa Sylvia S.A. (Argentina)	Agroindustry (Wines and Vegetable Oils).	Shareholders: Petersen, Thiele & Cruz S.A.
(99.9315%), Enrique Eskenazi
(0.0171%), Sebastián Eskenazi
(0.0171%), Marviol S.R.L.
(0.0171%) and Estacionamientos Buenos Aires S.A. (0.0171)%
Estacionamientos Buenos Aires S.A. (Argentina)	Parking Lots	Shareholders: Enrique Eskenazi (90%) and Matías Eskenazi Storey (10)%
Petersen Inversiones S.A. (Argentina)	Finance — Investment	Shareholders: Enrique Eskenazi (45.31%), Sebastián Eskenazi (33.70%) and Matías Eskenazi Storey (19.90)%

Shareholder and
Capital Stock
Name	Line of Business	Percentage

Administradora San Juan S.R.L. (Argentina)	Finance (Credit Cards)	Shareholder: Enrique Eskenazi (87)%
Marviol S.R.L. (Argentina)	Air Transportation Services	Shareholders: Sebastián Eskenazi (95%) and Enrique Eskenazi (5)%
Banco de San Juan S.A. (Argentina)	Retail or Commercial Banking	Shareholder: Petersen Inversiones SA (51.3639)%
Banco de Santa Cruz S.A. (Argentina)	Retail or Commercial Banking	Shareholder: Banco de San Juan S.A. (51)%
Nuevo Banco de Santa Fe S.A. (Argentina)	Retail or Commercial Banking	Shareholder: Banco de San Juan S.A. (93.3920)%
Nuevo Banco de Entre Ríos S.A. (Argentina)	Retail or Commercial Banking	Shareholder: Nuevo Banco de Santa Fe S.A. (64.42)%
Napelgrind S.A. (Argentina)	Investments and Real Property	Shareholder: Enrique Eskenazi (95)%
Comercial Latino S.A. (Argentina)	Finance	Shareholder: Matías Eskenazi Storey (62.75)%
Agro Franca S.A. (Argentina)	Agriculture	Shareholder: Petersen Thiele y Cruz S.A. (95%) and Santa Sylvia S.A. (5)%
Arroyo Lindo S.A. (Argentina)	Mixed Farming	Shareholders: Sebastián Eskenazi (90%) and Matías Eskenazi Storey (10%)
PETERSEN ENERGIA S.A. (Argentina)	Investments	Shareholders: Sebastián Eskenazi (66.67%) and Petersen. Thiele & Cruz (33.33)%
Inwell S.A. (Argentina)	Exploration and Exploitation of Oil Fields and Services related to the Oil and Gas Industry	Shareholders: Petersen Energía S.A. (Argentina) (95%) and Banco de Santa Cruz SA. (5)%
Los Boulevares S.A. (Argentina)	Mixed Farming	Shareholders: Ezequiel Eskenazi Storey (99.5%) and Matías Eskenazi Storey (0.5)%
PETERSEN ENERGIA PTY LTD. (Australia)	Investments	Shareholders: Enrique Eskenazi (23%); Sebastián Eskenazi (38%); Matías Eskenazi Storey (38%); and Ezequiel Eskenazi Storey(1%).
PETERSEN ENERGIA, S.A. (Spain)	Investments	Shareholder: Petersen Energía PTY Ltd. (100)%
PETERSEN ENERGIA INVERSORA HOLDING G.m.b.H. (Austria)	Investments	Shareholders: Enrique Eskenazi (23%); Sebastián Eskenazi (38%); Matías Eskenazi Storey (38%); and Ezequiel Eskenazi Storey (1%).
PETERSEN ENERGIA INVERSORA, S.A. (Spain)	Investments	Shareholder: Petersen Energía Inversora Holding G.m.b.H. (100)%
RED LINK S.A.	Finance	Nuevo Banco de Santa Fe S.A. (5.75)%
NOVEMBER S.A.	Aeronautical business	Matias Eskenazi Storey (95%) and Sebastián Eskenazi (5%)

d)	Responsibility for the Prospectus

The authenticity of the accounting, financial and economic information as well as of any other information disclosed herein is the sole responsibility of PEISA, except for such information about YPF and other information given herein which were obtained from public sources and in respect of which PEISA does not make any assertion, representation or warranty.

Intermediary Entities and Agents.

The following intermediaries participate in this Offer:

Offer Agent:  Banco de Valores S.A. (with registered office located at Sarmiento 310, City of Buenos Aires, Argentina). It is put on record that the Offers should be filed at the Offer Agent’s offices located at 25 de Mayo 311, 2nd basement, City of Buenos Aires.

Intermediary:  Cozzani — Guterman Sociedad de Bolsa S.A., domiciled at San Martín 439, 11th Floor, City of Buenos Aires.

e)	Negotiable securities in the company concerned held by Offeror or its group

PEISA, as assignee of the rights and obligations of the Eskenazi Family under the first purchase option agreement dated February 21, 2008 for the shares representing 0.1% of the capital stock of YPF entered into by and among Repsol YPF, S.A. (“Repsol YPF”), Repsol Exploración S.A., Caveant S.A. and Repsol YPF Capital, S.L. (collectively, the “Repsol YPF Group”), and the Eskenazi Family (the “First Purchase Option Agreement”), exercised on May 20, 2008 the purchase option on the Shares representing 0.1% of the capital stock of YPF (the “First Option”). Title to the Shares purchased under the First Option shall not be transferred to PEISA and the price thereof shall not be paid to the Repsol Group until PEISA shall have completed the Offer procedure established in this Prospectus and settled the Offer and paid the Consideration for the Purchased Shares to the Accepting Shareholders who have not withdrawn their acceptance of the Offer in accordance with the provisions of Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer.”

In addition, Petersen Energía, S.A. (“PESA”), a company organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Petersen Energía PTY LTD, a company organized under the laws of Australia, which ultimately belongs to the Eskenazi Family, is the holder of 58,603,606 ADSs in YPF (representing 58,603,606 Class D Shares in YPF) representing 14.9% of the aggregate outstanding capital stock of YPF. In turn, the Eskenazi Family are the holder of a purchase option on the shares representing 10% of the outstanding capital stock of YPF (hereinafter, the “Second Option” and, together with the First Option, the “Options”) pursuant to a second purchase option agreement dated February 21, 2008 for the Shares representing 10% of the capital stock of YPF entered into by and between the Repsol YPF Group and the Eskenazi Family (the “Second Purchase Option Agreement”).

f)	Agreements entered into by and among the companies forming the Petersen Group and Repsol YPF and its subsidiaries, including YPF.

PEISA and the other companies of the Petersen Group have not entered into any agreements with the current members of YPF’ management body nor have they assigned special advantages to them.

Pursuant to the shareholders’ agreement dated February 21, 2008 entered into by and between PESA and the Repsol YPF Group (the “Shareholders’ Agreement”), as specified below, PESA has the right nominate a certain number of regular and alternate directors of YPF.

The most relevant agreements entered into by and among the companies forming the Petersen Group and the Repsol YPF Group and YPF which are currently in force and effect are described below:

1.	YPF stock purchase agreement

On February 21, 2008, PESA purchased 58,603,606 ADSs in YPF (representing 58,603,606 Class D Shares in YPF) representing 14.9% of the aggregate outstanding capital stock of YPF (“Purchase by PESA”) at US$38.13758 per Share under the terms and conditions established in the stock purchase agreement entered into by and between the Repsol YPF Group and PESA (“SPA”).

The Purchase by PESA is subject to the following conditions subsequent: (i) failure to obtain within 12 months as from the date of the SPA the authorization of the purchase from the CNDC (be it as an express authorization by the CNDC or as a written acknowledgement issued by the Argentine Secretariat of Domestic Trade or such agency that may replace same in the future as the highest authority having jurisdiction over antitrust matters in Argentina, stating that an implied authorization has been given); or (ii) the refusal of such authorization; or (iii) the imposition by the CNDC of conditions or obligations which may have a material adverse effect on any of the parties to the SPA or on YPF. If any of conditions subsequent takes place, the SPA shall be automatically terminated and the parties thereto shall fully return to each other all considerations received.

2.	Shareholders’ Agreement

On February 21, 2008, PESA and the Repsol YPF Group entered into a Shareholders’ Agreement whereby the Repsol YPF Group gave PESA an active involvement in YPF’s management body which includes the right to appoint a certain number of directors and managers of YPF and gives PESA certain rights in its capacity as a minority shareholder.

The Shareholders’ Agreement entitles PESA to nominate five (5) regular directors and five (5) alternate directors of YPF among whom one (1) regular director and (1) alternate director shall meet the requirements to be considered independent directors. In the event the Eskenazi Family fail to exercise (directly or through an assignee) the Second Option and in addition, PESA reduces its interest in YPF (taking into account, for the purpose of calculating such interest, the interests of the other companies directly or indirectly controlled by the Eskenazi Family) up to a 10% by reason of certain sales of shares permitted under the Shareholders’ Agreement, the number of directors of PESA in the Board of Directors of YPF shall be reduced to three (3) regular director and three (3) alternate directors.

The Shareholders’ Agreement entitles PESA to appoint the Chief Executive Officer (CEO) of YPF. The managers of the main business and corporate areas and other key staff shall be appointed and removed by the CEO and the COO (Chief Operating Officer) of YPF acting jointly and by mutual agreement.

At the Shareholders’ Meeting of YPF dated March 7, 2008, sections 11 paragraph a), 18, 19 and 20 paragraphs a) and b) of YPF By-laws were amended. Following such amendment, the direction and administration of the Company was vested in a board of directors composed of eleven (11) to twenty-one (21) regular directors who shall hold office for one (1) to three (3) fiscal years, as determined by the Shareholders’ Meeting, and may be indefinitely reelected. Such meeting appointed Antonio Brufau as Chairman and Enrique Eskenazi as Vice Chairman, Sebastián Eskenazi as Executive Vice President and CEO and Antonio Gomis Saez as Assistant CEO — COO. The Regular Directors appointed were: Aníbal Guillermo Belloni, Mario Blejer, Carlos Bruno, Santiago Carnero, Carlos de la Venga, Matías Eskenazi Storey, Eduardo Elsztain, Salvador Front Estrany, Javier Monzón, Federico Mañero, Fernando Ramírez, Luis Suárez de Lezo and Mario Vázquez. The Alternate Directors appointed were: Alejandro Diego Quiroga López, Gonzalo López Banjul, Alfredo Pochintesta, Rafael López Revuelta, Tomás García Blanco, Fabián Falco, Walter G. Forwood, Fernando Dasso, Carlos Jiménez, Carlos Alfonsi, Ezequiel Eskenazi Storey, Mauro Renato José Dacomo, Ignacio Cruz Moran and Eduardo Angel Garrote.

The Shareholders’ Agreement provides that certain decisions may not be taken without the favorable vote of PESA and Repsol YPF such as: YPF capital increases and/or reimbursements in a nominal amount, in the aggregate, higher than Pesos two hundred and fifty million ($250,000,000), capital reductions, except for those required by law, merger, spin off, conversion, dissolution (except if required by law) of YPF or certain subsidiaries of YPF, spin off of YPF or any of its Material Subsidiaries, the issue or granting of options, preemptive rights, convertible bonds, warrants or other rights or securities convertible into shares or bonds given in exchange for redeemed shares (bonos de goce) or any interest, change of corporate or tax domicile outside Argentina, amendment to the By-laws, suspension of preemptive rights on shares and/or convertible bonds, appointment or removal of external auditors and delisting from the Buenos Aires Stock Exchange and/or the New York Stock Exchange listing and/or withdrawal from a tender offer involving its shares and the assignment or sale of a block of substantial assets and/or liabilities of YPF or any Material Subsidiary. Likewise, there are certain issues that require the favorable vote of the directors nominated by PESA and Repsol YPF, such as: the contracting of indebtedness, including the issue of corporate bonds and/or notes, the furnishing of guarantees or the making of investments which (a) contractually limit the payment of dividends and (b) cause the consolidated debt/consolidated EBITDA ratio, calculated on a quarterly basis, to reach or exceed 3 to 1, the execution, termination of or amendment to agreements between YPF and a shareholder or its affiliates, the making of certain investments not provided for in the budget, the assignment or transfer of a line of business or substantial assets and/or liabilities, the filing of a petition for insolvency proceedings or in bankruptcy or the commencement of a debt restructuring out-of-court procedure and those agreements related to special issues to be dealt with at the meeting, among others.

The Shareholders’ Agreement provides for certain restrictions on the sale of the Shares and the maintenance of a certain interest percentage in YPF for the parties. Likewise, it provides for (i) a tag along right in favor of PESA once the loan taken under the PESA Financing Agreement has been repaid and in the sale by the Repsol YPF Group of equity interests over 5% of the corporate capital of YPF and (ii) a right of first offer of one party to buy from the other when the latter wishes to transfer Shares representing more than 10% of the corporate capital of YPF.

The Shareholders’ Agreement does not give or assign special rights to the members of the board of directors of YPF.

Finally, the Shareholders’ Agreement establishes that the parties (i) shall cause YPF to adopt and perform the necessary acts to allow a public tender offer permitting certain shares held by the Repsol YPF Group to be admitted to listing on regulated securities markets, (ii) shall enable YPF to evaluate and assess the potential purchase at market prices and conditions of certain business and assets of Repsol YPF in certain Latin American jurisdictions, and (iii) agree to distribute as dividend 90% of YPF’s profits to be paid in two installments per year.

See a copy of the Shareholders’ Agreement at the CNV webpage, Sección Emisoras: Repsol YPF, S.A., Información Financiera — Hechos Relevantes ID 4-91003-D (on page 45 of the file attached to the note) The Shareholders’ Agreement establishes PEISA’s obligation to adhere thereto upon transferring to PEISA the Shares purchased from the Repsol YPF Group through the exercise of the First Option.

3.	Options.

Simultaneously with the Purchase by PESA, on February 21, 2008 the Repsol YPF Group gave the Eskenazi Family two options to purchase from the Repsol YPF Group, at any time on or after February 21, 2008 and for a term of four (4) years, Class D Shares or ADSs representing, in the aggregate, up to 10.1% of the aggregate outstanding capital stock of YPF, by means of : (i) the First Purchase Option Agreement for the Shares in YPF representing 0.1% of the capital stock of YPF and (ii) the Second Purchase Option Agreement for the Shares in YPF representing 10% of the capital stock of YPF.

The First Option was assigned to PEISA with the consent of the Repsol YPF Group.

The Second Option may be assigned, upon prior written consent of the Repsol YPF Group, which consent may not be withheld in the following cases: (i) the Second Option is assigned to companies ultimately and wholly owned by the Eskenazi Family and/or any member of the Eskenazi Family, or (ii) the financial rights, but not the obligations, arising from the Second Purchase Option Agreement are assigned fully or partially to any person or entity to secure the fulfillment of financial obligations undertaken upon exercising the Options in respect of the Shares being purchased.

The exercise price of both Options is calculated based on the value of the Share in YPF resulting from the following formula:

  (Total Value of YPF * Index) +/- Retained Earnings−Dividends +/- Capital Variances
Total number of shares (issued and outstanding Shares (fully diluted, as specified below))

where

Total Value of YPF means US$15,000,000,000 (United States dollar fifteen billion);

Index means the Consumer Price Index published on a monthly basis by the Bureau of Labor Statistics for the period between the date of execution of the Options and the date on which the Repsol YPF Group is notified of the intention to exercise same;

Dividends means dividends distributed by YPF in cash, kind, shares or any other distribution made by YPF between the execution date of the Purchase Option Agreements and the exercise date of the Options;

Capital Variances means the contributions made in cash or kind by members or third parties giving rise to a capital increase in YPF (to be added in the preceding formula) or payments made by YPF to its shareholders by reason of capital reductions (to be deducted in the preceding formula) taking place between the execution date of the Purchase Option Agreements and the exercise date of the Options, excluding any capitalization of profits, reserves, adjustments or any other capitalization giving rise to the issue of paid-up stock or which does not result in an actual contribution; and

Total number of Shares means the number of Shares on the exercise date of the Options (fully diluted, i.e., including as calculation basis in the total number of Shares, any option, non-capitalized contribution, right to receive shares in YPF or any security or debt convertible into shares as if such right or conversion had materialized).

The Options shall become automatically terminated and ineffective in the event the SPA is terminated as a consequence of the CNDC’s failure to authorize the Purchase by PESA as provided for in the SPA.

PEISA, as assignee of the rights and obligations of the Eskenazi Family under the First Option, exercised on May 20, 2008 the First Option. However, title to such Shares representing 0.1% of the capital stock of YPF purchased by virtue of the exercise of the First Option shall not be transferred to PEISA until PEISA has completed the Offer procedure established in this Prospectus and settles this Offer.

Repsol YPF, Repsol Exploración, S.A., Caveant, S.A. and Repsol YPF Capital, S.L., holders of shares representing 84.14% of the capital stock of YPF, have expressed their irrevocable commitment to refrain from tendering their Class D shares in YPF under this Offer. For these purposes, such companies have filed with the CNV, the SEC and the Comisión Nacional del Mercado de Valores (Argentine Securities and Exchange Commission) of Madrid, Spain, a formal statement informing of their commitment not to participate in the Offer, which is published on the internet at the CNV website: Sección Emisoras: Repsol YPF, S.A., Información Financiera — Hechos Relevantes ID 4-98368-D.

4.	Supplementary Agreement.

On February 21, 2008, Repsol YPF, the Eskenazi Family and Petersen Energia Pty. Ltd., a company organized under the laws of Australia, duly registered in the Australian Securities and Investment Commission under company number 128,147,419, tax identification number N-8001058 J, entered into an agreement whereby the parties thereto undertook to regulate certain specific cases in which Repsol YPF would purchase the shares from YPF’s direct shareholders, indirectly owned by the Eskenazi Family.

See this supplementary agreement at the CNV webpage, Sección Emisoras: Repsol YPF, S.A., Información Financiera-Hechos Relevantes ID 4-91003-D (on page 279 of the file attached to the note).

5.	PESA Financing Agreement and the Options

On February 21, 2008, PESA entered into a financing agreement (the “PESA Financing Agreement”) with international credit institutions including Credit Suisse International, Goldman Sachs International Bank, BNP Paribas and Banco Itaú Europa S.A., whereby PESA was given a loan in the amount of US$1,026,000,000 which PESA used to partially pay the price for the ADSs purchased under the SPA as well as transaction costs.

PESA Financing Agreement expires on May 15, 2012.  Interest should be paid on a semi-annual basis, commencing on May 15, 2008. Principal should be paid on a semi-annual basis commencing on May 15, 2008. The annual interest rate is equal to the LIBO Rate on principal ranging from US$50 million to US$71.8 million — as defined in the loan agreement — plus a margin of 5.65% per year.

To secure fulfillment of the PESA Financing Agreement 48,770,787 ADSs purchased by PESA under the SPA were pledged.

6.	Repsol Financing Agreement.

On February 21, 2008, Repsol YPF and PESA entered into a loan agreement in the amount of US$1,015,000,000 (Dollars one billion fifteen million) which PESA used to partially pay the price for the ADSs purchased under the SPA (the “Repsol Financing Agreement”). This amount was increased by US$1,474,636, as established in the dividend right assignment agreement described in Item 8 below.

To secure fulfillment of the Repsol Financing Agreement, 9,832,819 ADSs purchased by PESA under the SPA were pledged, and the obligation to pledge the Shares released from the pledge under the PESA Financing Agreement was established.

The Repsol Financing Agreement expires on February 21, 2018. The applicable interest rate is 8.12% annually until May 15, 2013, inclusive and 7.0% annually thereafter. Interest accrues on an annual basis; however, interest shall be paid semi-annually only as from May 15, 2013. Payments of principal ranging from US$50 million to US$71.8 million shall be made semi-annually as from May 15, 2013. Repsol agreed to subordinate its rights against PESA arising from the Repsol Financing Agreement to the creditors’ rights arising from the PESA Financing Agreement.

7.	Registration Rights Agreement.

On February 21, 2008, Repsol YPF, YPF and PESA and certain financial institutions entered into a registration rights agreement with the SEC intended to facilitate the enforcement in the United States of the pledge on the ADSs. The terms of such agreement may be extended to the additional Shares or ADSs purchased by the Eskenazi Family under certain terms and conditions, including Shares or ADSs purchased under the Offers.

8.	Dividend Right Assignment Agreement

On February 21, 2008, PESA, Repsol YPF and YPF entered into a dividend right assignment agreement whereby PESA assigned Repsol YPF the right to receive the dividends to be distributed by YPF for the fiscal year ended December 31, 2006 which PESA should collect as holder of the YPF shares acquired by the Repsol Group under the SPA (which amounted to $630,547,801).

Pursuant to section 2.4 of the dividend right assignment agreement, if the amount received by YPF, according to the prevailing exchange rate, were lower than US$201,150,000, the difference should be added to the amount committed under the Repsol Financing Agreement. Similarly, if the amount received were higher than such Dollar amount, the difference should be deducted from the principal amount of the loan to be paid by PESA under such Repsol Financing Agreement. Considering that dividend was paid at a ratio of $10.76 per Share and the exchange rate applied was $3.158 per US$1, the Dollar amount received by Repsol YPF amounted to US$199,675,364. Consequently, the difference in the amount of US$1,474,636 in favor of Repsol increased the amount due under the Repsol Financing Agreement.

g)	Activity and economic and financial condition of the Offeror and the group to which it belongs

PEISA is an investment company engaged in investment, management and administration activities involving securities, notes, bonds and/or shares listed or not on stock exchanges and/or securities markets, representing funds of entities residing or not in Spain, through the pertinent organization of material and human resources.

PEISA was incorporated on March 26, 2008 and its fiscal year ends on December 31 of each year. To date, as the first fiscal year since the commencement of its activities has not ended, PEISA does not have yet year-end financial statements for which reason an Auditor’s Report and Condensed Interim Financial Statements are attached hereto as Exhibit II.

PEISA’s registered office is located at Velazquez 9, 1st floor, Madrid, Spain and its telephone number is +34 915750008 (FISA CONSULTORES, SL, Attn. Luis Maria Morales).

Holding’s registered office is located at Teinfaltstrasse 8/4, 1010 Wien, Austria.

The companies of the “Petersen Group” to which PEISA belongs does not group together under the structure of a consolidated business group according to Argentine laws.

The Petersen Group is formed by a group of companies controlled by the Eskenazi Family which develop their activities in different lines of business, particularly the banking, financing, investment, construction, real estate and mixed farming businesses.

h)	Certain information about the company concerned.

The information concerning YPF contained herein constitutes public information and has been taken from or is based upon reports and other documents on file with the CNV and the SEC or otherwise publicly available.

Although PEISA does not have any information that would indicate that any statements contained herein based upon such reports and documents are incorrect, PEISA does not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by YPF to disclose events that may have occurred and which, if occurred, may affect the significance or accuracy of any such information.

YPF is subject to the reporting requirements of the CNV and the BASE and in accordance therewith files reports and other information relating to its business, financial condition and other matters. Such reports, statements and other information (including the annual and quarterly financial statements of YPF) may be reviewed at the BASE at Sarmiento 299, City of Buenos Aires, Argentina, on business days from 10:00 a.m. to 6:00 p.m. (Technical Management Division) and on the Internet at www.bolsar.com.ar. They may also be reviewed at the CNV website: http://www.cnv.gov.ar.

OBJECTIVE ELEMENTS OF THE OFFER

1.	The Offer.

Pursuant to the terms and conditions and subject to the Conditions established in the Offer, PEISA irrevocably undertakes to purchase all the Shares held by the Shareholders accepting the Offer and tendering such Shares as provided in Item 2 “Acceptance of the Offer” in Section “Formal Elements of the Offer” during the Acceptance Term, always provided that the Shareholders have not withdrawn their acceptance of the Offer as provided in Item 5 “Withdrawal Right of Accepting Shareholders” in Section “Formal Elements of the Offer”, within the term established therein.

2.	Negotiable Securities included in the Offer.

The Offer includes all Class A, Class B, Class C and Class D Shares in YPF. The Shares shall be acquired together with all rights attaching thereto, including voting rights and the right to collect any Distributions (as defined in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in Section “Formal Elements of the Offer” of this Prospectus), including those declared before the Commencement Date which, as of the such date, were unpaid and those declared on or after such Commencement Date.

According to YPF’s public information available, the capital stock of YPF as of December 31, 2007 was divided into 393,312,793 Shares of which: (i) 3,764 were Class A shares, (ii) 7,624 were Class B shares, (iii) 105,736 were Class C shares, and (iv) 393,195,669 were Class D shares. 224,650,997 Class D shares were represented by ADSs issued by BONY. The holders of ADSs in YPF that wish to tender them under the tender offer launched by PEISA shall do so under the U.S. Offer. This Offer does not include ADSs. For the purpose of tendering the Shares underlying the ADSs under this Offer, the holders of ADSs shall request from BONY that the Shares underlying their ADSs be returned as provided in the agreement entered into by and between BONY and YPF on July 1, 1993 governing the issuance of ADSs (the “Deposit Agreement”) and then, once such Shares are registered to their names, follow the Offer acceptance procedure described in Item 2 “Acceptance of the Offer” in Section “Formal Elements of the Offer”.

YPF By-laws make it mandatory to include in this Offer all the securities convertible into shares issued by YPF. According to YPF’s public information, as of the date of this Offer, there are no outstanding securities convertible into shares issued by YPF.

3.	Consideration. Payment

The consideration offered by PEISA amounts to US$49.45 (Dollars forty-nine and forty-five cents) per Share (the “Consideration”), payable in cash as provided in Item 7 “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer” and within the terms stated therein.

The Offer is subject to the Conditions stated in Item 5 “Conditions for Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer”

The By-laws require that the Offer establish the same consideration for each and every Share and that such consideration not be lower than the highest price per Share among the following:

(i) the highest price per Share or security paid by or on account of the Offeror in connection with any purchase of Class D Shares or securities convertible into Class D Shares within the two-year period immediately preceding May 20, 2008, date on which Offeror gave notice to YPF of the “Acquisition of Control”, as adjusted by reason of any share splitting, stock dividend, subclassification or reclassification affecting or relating to Class D shares, or

(ii) the highest closing price during the thirty (30)-day period immediately preceding the notice given to YPF mentioned in (i) above, for a Class D Share, as listed on the BASE, in each case as adjusted by reason of any share splitting, stock dividend, subclassification or reclassification affecting or relating to Class D shares, or

(iii) the price per Share equal to the market price per Class D Share determined as provided in (ii) above times the ratio between (a) the price indicated in (i) and (b) such market price per Class D Share on the date immediately preceding the first day of the two-year period in which the Offeror acquired any interest in or right to any Class D Share. In each case, the price shall be adjusted taking into account any subsequent share splitting, stock dividend, subclassification or reclassification affecting or relating to Class D shares, or

(iv) the net earnings of YPF per Class D Share during the four (4) most recent full fiscal quarters immediately preceding May 20, 2008, times the higher of the following ratios: the price/earnings ratio during such period for Class D Shares (if any) or the highest price/earnings ratio for YPF in the two-year period immediately preceding May 20, 2008. Such multiples shall be determined in accordance with standard calculation and reporting practices in the financial community.

On June 6, 2008, the specialized independent assessor Río Bravo (the “Assessor”) confirmed that the Consideration is not lower than the prices resulting from the cases enumerated in paragraphs (a), (b), (c) and (d) of Section 7, subsection (f) (v) of YPF By-laws. As a result, the Assessor made the following calculations for the analysis of the Consideration in the Offer on the basis of the pricing criteria set forth in the By-laws:

(a) The most significant transaction in the last few years was the acquisition of 14.9% of the shares in YPF by PESA on February 21, 2008 at a price of US$38.13758 per Share. The Consideration offered by PEISA in the Offer exceeds such price by more than 29% (twenty-nine percent).

(b) Equity value of the shares in Pesos:

Shareholders’ Equity as per Annual Balance Sheet ended on 12.31.06: $24.345MM

Shareholders’ Equity as per Annual Balance Sheet ended on 12.31.07: $26,060MM

Shareholders’ Equity as per Quarterly Balance Sheet ended on 03.31.08: $23.046MM

Number of shares: 393,312,793

Equity value per share:
Mar. 2008: $58.59/US$18.51 ($3.165/US$1) Dec. 2007: $66.25/US$20.99 ($3.155/US$1)

Dec. 2006: $61.89 / US$20.12 ($3.075/US$1)

b) Listing price of the shares on the market:

Market capitalization according to the BASE as of 06/06/08: $59.390MM

Share value on the BASE as of 06/05/08: $151 (US$48.70 per share/Exchange rate: $3.08/US$1 applicable as of this date)

Share value on the NYSE as of 06/05/08: US$47

(c) Listing price of the shares during the previous year:

BASE:

Between May 2007 and May 2008, it ranged from $130 to $150 per Share

Subsequently to PEISA’s offer, it reached $151 (US$48.70 per Share)

The value of the Public Tender Offer has not been reached in any of these periods.

NYSE:

Between May 2007 and June 2008, it ranged from US$33.80 to US$48.80 per Share

The value of the Public Tender Offer has not been reached in this market either.

Likewise, it informed that the Consideration is consistent with acceptable criteria for the fair price determination established in Decree 677/2001, section 32, stating as follows:

1. that the Consideration exceeds the Shares equity value as it arises from YPF’s financial statements as of December 31, 2007.

2. that the Consideration exceeds the average market value of the Share during the six-month period immediately preceding the date on which the announcement of the Offer was published.

Likewise, it was informed that the Assessor did not calculate the price by cash flow or YPF liquidating value.

The Consideration shall be paid on the Payment Date (as defined in Item 7 “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer”) in Pesos, at the asked exchange rate published by the Banco de la Nación Argentina, current on the close of business on the six trading day immediately preceding the Payment Date and as provided in Item 7 “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer” .

The price per Share or ADS offered in the U.S. Offer shall be equal to the Consideration and payable in Dollars.

4.	Financing of the Offer. Fund Availability Guaranties.

PEISA intends to pay for the Shares tendered by the Shareholders with funds obtained from bank financing, as explained below.

PEISA shall finance its purchase of the Shares tendered under the Offer and the ADSs tendered under the U.S. Offer (the “Offer Purchase”), with funds obtained by PEISA from a loan given by Banco Santander, S.A., a Spanish company, domiciled at Paseo Pereda, 9-12, 39004 Santander, Cantabria, C.I.F. A-39000013 (“Santander”). Santander has committed financing under such loan to pay for the Offer Purchase, the Shares and ADSs in YPF representing 0.1% of the capital stock of YPF, purchased through PEISA’s exercise, as assignee, of the First Option (the “Option Purchase”), and the costs, expenses, exchange differences and taxes arising from said transactions (the Offer Purchase and the Option Purchase, the “Credit Intended Use”).

For these purposes, on June 6, 2008, PEISA entered into a credit agreement with Santander and Repsol YPF as guarantor (the “Credit Agreement”), whereby Santander gave PEISA a commercial credit in a maximum amount of US$198,500,000 (Dollars one hundred and ninety-eight million, five hundred thousand) (the “Credit”). Likewise, Repsol YPF undertook to guarantee to Santander, on a joint and several basis and at first demand, PEISA’s payment obligations under the Credit Agreement , by virtue of a guarantor agreement dated June 6, 2008 entered into by and among Repsol YPF, PEISA and Santander (the “Guarantor Agreement”). In turn, PEISA undertook under the Guarantor Agreement to enter into a pledge agreement with Repsol as per the form attached to the Guarantor Agreement which is in turn attached to the Credit Agreement. The main terms and conditions of the Credit Agreement and the Guarantor Agreement are described in Exhibit I to this Prospectus.

PEISA may make one or several drawdowns under the Credit (each one , a “Drawdown”, as defined in the Credit Agreement attached hereto as Exhibit I) as from the Offer Authorization Date until the date on which six (6) months plus one day have elapsed since the commencement of the Offer Acceptance Term (the “Drawdown Period” as defined in the Credit Agreement attached hereto as Exhibit I) always provided that the following conditions (the “Financing Conditions”) are met both on the date of the request for the pertinent Drawdown as well as on the anticipated date of disbursement:

a) no Early Termination Event of the Credit Agreement (as defined in the Credit Agreement attached hereto as Exhibit I) shall have occurred nor shall any of such events take place as a consequence of the Drawdown; and

b) the Offer shall have been authorized by the CNV and the U.S. Offer shall not have been objected to by the SEC.

The Drawdown Period may not extend beyond January 15, 2009, date on which it shall be regarded as expired.

The Credit Agreement provides that the Credit shall be exclusively used to pay for the Credit Intended Use. PEISA represents that such funds shall be used, in the first place, to pay the Consideration for the Purchased Shares and, once such Consideration has been paid up, to pay the price for the Option Purchase.

According to the Credit Agreement, Drawdowns on the Credit intended to pay for the Purchased Shares (as provided in Item 6 “Fulfillment of Conditions. Waiver. Consummation Date” in Section “Formal Elements of the Offer”) under the Offer shall be accompanied by a certification issued by the Offer Agent (or, failing which, by the documents received from PEISA to that end specifying the amounts to be paid under the Offer Purchase), before or during the Offer settlement period stating the amount PEISA should pay the Accepting Shareholders for the Purchased Shares and such Drawdowns shall be disbursed by Santander.

Following PEISA’s irrevocable instructions, the Offer Agent shall assign the amounts of the Drawdowns transferred by Santander under the Credit Agreement to settle the Offer and pay the Consideration for the Purchased Shares as provided in Item 7 “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer” and to defray such costs, expenses, exchange differences and taxes arising from such transaction.

The Credit Agreement contains representations and warranties and imposes on PEISA obligations which are customary in this kind of agreements.

5.	Conditions for Effectiveness and Consummation of the Offer.

The Offer is subject to the satisfaction, within the terms stated below, of the following conditions:

(a) The Offer was subject to the satisfaction of the following conditions prior to the commencement of the Acceptance Term:

(i) approval of the “Acquisition of Control” (as defined in YPF By-laws) and the Offer at a Special Meeting of Holders of Class A Shares of YPF, as provided in section 7, paragraphs (e)(i) and 7 (f)(ii) of YPF By-laws, and

(ii) authorization of the Offer by the CNV.

The Acceptance Term shall not commence until the conditions described in (a)(i) and (a)(ii) above have been fulfilled.

On June 2, 2008, the only Class A Shareholder of YPF approved the Acquisition of Control and the public tender offer for YPF shares, whose authorization was requested by PEISA.

The CNV authorized the Offer on September 4, 2008.

(b) The Offer, its effectiveness, consummation and settlement shall be subject to the fulfillment, by no later than January 15, 2009, of all of the following conditions on a jointly basis and to such Conditions remaining fulfilled until the Payment Date (the “Conditions”):

(i) the CNDC’s express authorization to the Purchase by PESA, without imposing any conditions or obligations on the parties thereto or on YPF;

(ii) the CNDC’s express or implied authorization to the grant of the Options to the Eskenazi Family, to the exercise of the First Option by PEISA, to the Option Purchase and to the Offer Purchase;

(iii) the absence of a notice from the CNDC denying the authorization of the Purchase by PESA, the Option Purchase or the Offer Purchase; and

(iv) the absence of rules, measures, judgments, awards, orders or resolutions issued by courts or authorities having competent jurisdiction denying the requested authorizations, either in Argentina or abroad, that preclude, prohibit, condition or limit the Offers or the Transaction (“Restraining Legal Measure”).

Except for the aforementioned Conditions and the maintenance of the authorizations and conditions mentioned in Item (a) above, the effectiveness and consummation of the Offer is not subject to any other conditions.

Failure to fulfill any of the Conditions within the stated term shall entitle PEISA to withdraw the Offer, rendering it ineffective and in such case, PEISA shall not be obliged to accept, purchase or pay for any of the Shares tendered under the Offer by the Shareholders. In this case, the Shares to be Transferred shall be returned to the Accepting Shareholders together with the Distributions deposited in the Shares to be Transferred Account and the payment of the Consideration or any compensation shall not be in order. The Offer Agent shall return the Shares to be Transferred and, if any, the Distributions thereon deposited in the Shares to be Transferred Account, to the accounts of the same Custodians and comitentes from which the Shares were transferred to the Shares to be Transferred Account.

If upon expiration of the Acceptance Term, the Conditions established in paragraphs (i) and (ii) of Item (b) above have not been fulfilled but the CNDC has not denied the authorization established in such paragraphs (i) and (ii), the settlement and payment of the Offer shall be automatically postponed until the CNDC grants such authorizations (in this case, the Offer Agent shall withhold in the Shares to be Transferred Account the Shares tendered by the Accepting Shareholders pursuant to the terms and conditions established in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in Section “Formal Elements of the Offer”). This notwithstanding, PEISA may waive the Conditions established in items (b)(i) and (b)(ii) above and proceed with the settlement and payment of the Offer as established in Items 6: “Fulfillment of Conditions. Waiver. Consummation Date” and 7: “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer”. Waiver of any of the conditions to which the U.S. Offer and/or the settlement and payment thereof is/are subject will not imply that PEISA shall be bound to waive the aforementioned Conditions or settle or pay the Offer. The Acceptance Term shall always expire on the Expiration Date, and the Shareholders may not accept the Offer or tender their Shares thereunder once such Acceptance Term has expired.

The termination of the effectiveness of the Offer shall be followed by a public announcement made in a newspaper of general circulation in Argentina.

PEISA’s failure to exercise at any time any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by PEISA concerning the events described above will be final and binding on all parties.

The U.S. Offer shall be subject to the same Conditions to which the Offer is subject.

6.	Antimonopoly and Antitrust Laws

Since the Purchase by PESA and therefore, the exercise of the First Option and the Offer by PEISA fall within the scope of Sections 6 and 8 of Antitrust Law No. 25,156 (the “AL”), the Purchase by PESA, the exercise of the First Option, the Offer and the Purchase by PEISA were submitted for approval of the CNDC on February 28, 2008; exercise by PEISA of the First Option and the launching of the Offer were notified on May 26, 2008.

The aforementioned transactions are subject to the approval of the CNDC, pursuant to section 8 of the AL which, by virtue of the provisions of Section 13 of the AL, has forty-five (45) business days to authorize the transaction, impose conditions or else refuse its authorization. Requests for information made by the CNDC during the processing of the notice stay the aforementioned term. If the CNDC has not rendered its decision upon expiration of the term established in Section 13, the Offer shall be considered tacitly approved.

FORMAL ELEMENTS OF THE OFFER

1.	Commencement Date of the Offer. Acceptance Term.

The Offer may be accepted by the holders of the Shares during the Acceptance Term.

The Acceptance Term shall commence at 10:00 a.m. (Buenos Aires time) on September 11, 2008 and shall end at 3:00 p.m. (Buenos Aires time) on October 9, 2008. The postponement of the settlement and payment of the Offer as provided in Item 5 “Conditions for Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer” shall not imply an extension of the Acceptance Term, which shall lapse on the Expiration Date.

2.	Acceptance of the Offer.

Acceptance and delivery of the Shares by any Shareholder in accordance with the procedures for acceptance of the Offer provided for in this Prospectus shall constitute a binding agreement between the Shareholder and PEISA under the terms and subject to the Conditions of the Offer.

Pursuant to the terms of the Offer and subject to the Conditions thereof, PEISA will acquire the Shares validly tendered during the Acceptance Term of the Offer subject to the fulfillment of the requirements listed below and always provided that the acceptance of the Offer is not withdrawn by the Shareholder as provided in Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer.”

The notice given by PEISA to YPF shall be sent by mail by YPF, at PEISA’s expense, to the holders of the Shares as recorded in YPF Stock Ledger kept by Caja de Valores. The Prospectus of this Offer, the Form of Acceptance and other relevant materials may be obtained in Argentina at the BASE and at the offices of the Offer Agent, at the addresses appearing on the back cover of this Offer, on business days from 10:00 a.m. to 3:00 p.m. (Buenos Aires time) until the Expiration Date.

However, the fact that any person may fail to receive any document related to this Offer shall not invalidate this Offer or any aspect hereof.

2.1  Procedure for Acceptance of the Offer:

The Shareholders deciding to accept the Offer, in respect of all or any portion of the Shares held by them, shall follow the procedures described below in order to tender their Shares under the Offer.

(1)	Shareholders of YPF whose Shares are recorded directly to the name of such Shareholders in YPF Stock Ledger kept by Caja de Valores.

Any Shareholder holding Shares directly recorded to its name in YPF Stock Ledger kept by Caja de Valores deciding to tender the Shares under the Offer shall first transfer its Shares to the collective deposit system of Caja de Valores and follow the procedure described below.

A Shareholder having no cuenta comitente with the collective deposit system of Caja de Valores through an intermediary, be it a bank, financial company or institution, stockbroker, brokerage house, over-the-counter agent or other agent registered as depository with Caja de Valores (the “Custodian”) holding Shares in custody, may apply for the opening of such cuenta comitente to its name through any Custodian, including the Offer Agent. In this case, the Custodian, including the Offer Agent, shall open a cuenta comitente with Caja de Valores to the name of the Shareholder where it shall deposit the shareholder’s ownership certificate issued by Caja de Valores (“Shareholders’ Ownership Certificate”), together with a cash account, to the name of the Shareholder. Both the cash account and the cuenta comitente opened with the Offer Agent shall be free of charge for the Shareholder for 30 calendar days following the Payment Date (as defined in Item 7 “Settlement of the Offer. Payment Date” in this Section “Formal Elements of the Offer”).

For as long as the Shares are not credited to the cuenta comitente of the Shareholder in Caja de Valores, the Shares may not be tendered under the Offer. The procedure required to open a cuenta comitente with a Custodian, including the Offer Agent, for subsequent tender of the Shares under the Offer may take some time; therefore, it is recommended that such procedure be started as soon as possible. Once the relevant requirements are fulfilled and the cuenta comitente is opened, the Shareholder may proceed as provided for in this item 2.1(1).

Once the Shares are credited to the cuenta comitente of the Shareholder with Caja de Valores, the Shares may be tendered under the Offer, except for Shares tendered under the Offer through any stock exchange system pursuant to the MERVAL provisions, according to the following steps:

(a) A Shareholder shall instruct its Custodian, in its capacity as intermediary, to transfer the Shares to the Offer Agent under the terms set forth in this Prospectus to the account of the Offer (Depository No. 1336, named “BANCO VALORES SA — COLOCACION”, Comitente N° 9, named “BCO DE VALORES SA AGTE OPA YPF”) opened with Caja de Valores (the “Shares to be Transferred Account” ). It is provided that, once such transfer is completed, any dividends and any other Distributions relevant to such Shares (as defined hereinbelow, in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in this Section) made by YPF as from such date shall be transferred in favor of the Offer Agent to the Shares to be Transferred Account.

(b) The Custodians shall obtain a certificate issued by Caja de Valores evidencing that the Shares tendered under the Offer by the Shareholder are owned by such Shareholder and that same have been transferred and registered in favor of the Offer Agent in the Shares to be Transferred Account (the “Transfer Certificate”).

In order for the Transfer Certificate to record all the data specified below, each Shareholder shall provide such data to its Custodian, which shall transmit such information to Caja de Valores prior to the request for a Transfer Certificate. If the above is not complied with, PEISA reserves its right to reject any acceptance of any Shareholder as provided in Item 3 “Defects in Acceptance of the Offer. Breach, Falsehood or Inaccuracy of Shareholder’s Representations” in this Section.

The Transfer Certificate shall state the transfer date, the number of Shares transferred to the Shares to be Transferred Account and, in the case of legal entities, the corporate name, registration data with the Public Register of Commerce and the tax identification number (CUIT) and, in the case of individuals, the name and the type and number of identity document and the tax identification number (CUIT or CUIL) of the Shareholder accepting the Offer. In the event that a dividend were paid or any Distribution were made by YPF to the Shareholders between the Commencement Date and the date of acceptance of the Offer by any Shareholder, then the amount of such Distributions on the Shares tendered under the Offer by such Shareholder (the “Included Distributions”) shall be discounted from the amount to be collected by that Shareholder as Consideration for the Shares at the time of making the settlement of the Offer and the payment of the Consideration.

(c) Once the relevant transfer is made, the Shareholders shall submit to the Offer Agent at its offices located at 25 de Mayo 311, 2nd basement, City of Buenos Aires, on business banking days, from 10.00 a.m. to 3.00 p.m. (Buenos Aires time), by no later than the Expiration Date, the Form of Acceptance duly completed and signed, in accordance with the instructions printed on such form, together with the Transfer Certificate issued by Caja de Valores evidencing the fact mentioned in (b) above and any other documentation that may possibly be requested by the Offer Agent and/or PEISA.

(2)	Shareholders of YPF whose shares are deposited in the collective deposit system of Caja de Valores.

Any Shareholder whose Shares are deposited with the collective deposit system of Caja de Valores that wishes to accept and tender its Shares under the Offer shall, except for the Shares tendered under the Offer through any stock exchange system pursuant to the MERVAL provisions, take the following steps:

(a) Each Shareholder shall request its Custodian, in its capacity as intermediary, to transfer the Shares to the Offer Agent under the terms of this Prospectus to the Shares to be Transferred Account. Once such transfer is made, any dividends and any other Distributions on such Shares (as defined hereinbelow in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in this Section) made by YPF on and after such date shall be transferred in favor of the Offer Agent to the Shares to be Transferred Account.

(b) The Custodians shall obtain the Transfer Certificate. The Transfer Certificate shall state the date of the transfer, the number of Shares transferred to the Shares to be Transferred Account, and the name, registration data with the Public Register of Commerce or type and number of identity document, as applicable, and the tax identification number (CUIT or CUIL) of the Shareholder accepting the Offer. In the event that Included Distributions were paid on the Shares tendered under the Offer by any Shareholder, the amount of such Included Distributions shall be deducted from the amount to be received as Consideration for such Shares at the time of the settlement of the Offer and payment of the Consideration.

In order to cause such Transfer Certificate to include all the data mentioned above, the Shareholders shall disclose such information to their Custodians, which shall transmit such data to Caja de Valores prior to the transfer. If the above is not fulfilled, PEISA reserves its right to reject any acceptance of any Shareholder, as provided for in Item 3 “Defects in Acceptance of the Offer. Breach, Falsehood or Inaccuracy of the Shareholder’s Representations” in this Section.

(c) Once the relevant transfer is made, the Shareholders shall submit to the Offer Agent at its offices located at 25 de Mayo 311, 2nd basement, City of Buenos Aires, on business banking days, from 10.00 a.m. to 3.00 p.m. (Buenos Aires time), by no later than the Expiration Date, the Form of Acceptance duly completed and signed, in accordance with the instructions printed on such form, together with the Transfer Certificate issued by Caja de Valores evidencing the fact mentioned in (b) above and any other documentation that may possibly be requested by the Offer Agent and/or PEISA.

(3)	General Provisions.

A Shareholder shall consult with its Custodian the time required for the issuance of (and, the delay, if any, in issuing) the Transfer Certificate by Caja de Valores. The transfer of the Shares to the Shares to be Transferred Account and, if applicable, the transfer of Distributions to the Shares to be Transferred Account and the obtention of the Transfer Certificate may take some time. Neither PEISA nor the Offer Agent may assure to the Shareholders a time certain for completion of this procedure. For such reason, Shareholders are encouraged to start it as soon as possible.

The name and number of persons identified as Shareholders, holders and/or joint holders in a Form of Acceptance shall match the data recorded on the Transfer Certificate. If the Shares are deposited with an account held by more than one accountholder, all the accountholders shall be required to execute the Form of Acceptance, unless the Custodian certifies that it is a cuenta comitente to the order of any one of them indistinctly, in which case any of the accountholders may sign the Form of Acceptance. If the Custodian does not certify in the Form of Acceptance that the Shares are deposited in an account with single-signing authority, then it shall be understood, without admission of evidence to the contrary, that any cuenta comitente held by more than one accountholder is subject to joint disposal regulations, in which case the signature of all persons identified therein shall be required and all requirements, certifications and legal consents shall be applicable to all of them.

The Form of Acceptance shall contain a notarial certificate in connection with the identity of each signatory, his/her signature (and, if married, the identity and signature of the spouse, for purposes of compliance with the spousal consent requirements set forth in section 1277 of the Civil Code) and powers of the individuals signing the form on behalf of the Shareholders (be they natural or artificial persons) mentioned therein.

Signing persons and the certifying notary public, as the case may be, shall be solely liable for any error, defect, misrepresentation or inaccuracy as to the number, identity, signature and marital status of the Shareholders, spousal consent of the Shareholders identified in the Form of Acceptance and/or as to the powers of the persons signing the Form of Acceptance.

It shall be understood that (i) the existence of the number of Shares to be Transferred in each cuenta comitente from which transfer is ordered and (ii) the identity, capacity and powers of the holders of such cuenta comitente (and the required authorizations and consents) to operate such account and order the transfer of the Shares to be Transferred, have been verified by the Custodian through which the Shareholders hold the cuenta comitente in the Caja de Valores collective deposit system and therefore the Custodian has taken part in the transfer of Shares to the Shares to be Transferred Account and PEISA and the Offer Agent shall assume, without admitting evidence to the contrary, that such Custodian has taken all actions necessary to ensure that the information above mentioned and the identity, capacity and powers of the Shareholders (and the necessary authorizations and consents) are accurate and appropriate to order the transfer of the Shares to be Transferred to the Shares to be Transferred Account.

The Shareholders and their Custodians shall be solely liable for any error, misrepresentation or inaccuracy as to the information above mentioned.

The method of delivery of the Transfer Certificate, the Form of Acceptance and any other required documents shall be at the sole option and risk of the holder of the tendered Shares.

Once a Shareholder has properly completed the procedure described in this Item 2.1 “Procedure for Acceptance of the Offer” in the Section “Formal Elements of the Offer”, it shall be understood that such Shareholder (the “Accepting Shareholder”) has accepted the Offer and all the terms and conditions (including the Conditions) thereof.

The Offer Agent shall hold the Shares deposited in the Shares to be Transferred Account in custody (according to the provisions in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in this Section “Formal Elements of the Offer”) until PEISA shall have paid the Consideration if the Offer is consummated.

As acceptor of the Offer and transferor of the Shares, the Shareholder shall assume the risks of the method of delivery of the Form of Acceptance to present its Shares and the Transfer Certificate and any other required documents.

The Shares shall not be deemed tendered under the Offer until the Offer Agent shall have received the abovementioned documents. Once such documents are received by the Offer Agent, the Accepting Shareholder may only revoke its decision to participate in the Offer by following the procedure described in Item 5 “Withdrawal Rights of Accepting Shareholders” in this Section.

Each Shareholder, by submitting the Form of Acceptance before the Offer Agent, undertakes not to change the ownership or structure of the cuenta comitente from where the Shares have been transferred and to keep it open under the same conditions for as long as the Shares to be Transferred continued to be deposited in the Shares to be Transferred Account.

(4)	Shareholders of YPF accepting the Offer through MERVAL.

Alternatively, the Shareholders may accept the Offer and tender their Shares under the Offer through the stock exchange system under the conditions set forth for such purpose by MERVAL. In that case, Shareholders are encouraged to consult their Custodian. However, it is stated that acceptances received through MERVAL shall not require the execution of the Form of Acceptance or the obtention of the Transfer Certificate to express the intention to accept this Offer.

Nevertheless, the provisions, representations and warranties contained below in Item 2.2: “Form of Acceptance” shall apply mutatis mutandis to the Shareholders who have accepted the Offer and tendered their Shares through the stock exchange system, subject to and in compliance with the provisions of this Item 2.1: “Procedure for Acceptance of the Offer”, par. (4) “Shareholders of YPF accepting the Offer through MERVAL”, applicable regulations and the rules issued for such purpose by MERVAL (the “Acceptance Through MERVAL”). Once such Acceptance Through MERVAL is made, any dividends and any other Distributions on the Shares made by YPF on and after the date of acceptance shall be transferred to the account to be designated by MERVAL pursuant to the regulations issued to that effect. In case of payment of Included Distributions on the Shares tendered under the Offer by any Shareholder pursuant to an Acceptance Through MERVAL, the amount of such Included Distributions shall be deducted from the amount to be received as Consideration for such Shares at the time of the settlement of the Offer and payment of the Consideration. In case of Acceptance Through MERVAL, the tender of Shares shall imply, in addition, the full and unrestricted acceptance of the rules set forth by MERVAL for such purpose. The Shareholders who have accepted the Offer and tendered their Shares by means of an Acceptance Through MERVAL shall be considered as “Accepting Shareholders” for the purposes of this Offer.

It shall be understood that (i) the existence of the number of Shares to be Transferred in each cuenta comitente from which transfer is ordered and (ii) the identity, capacity and powers of the holders of such cuenta comitente (and the required authorizations and consents) to operate such account and order the transfer of the Shares to be Transferred, have been verified by the Custodian or intermediary involved in the Acceptance of the Offer Through MERVAL and PEISA and the Offer Agent shall assume, without admitting evidence to the contrary, that such Custodian or intermediary has taken all actions necessary to ensure that the information above mentioned and the identity, capacity and powers of the Shareholders (and the necessary authorizations and consents) are accurate and appropriate to order the transfer of the Shares to be Transferred to the account to be designated by MERVAL pursuant to the regulations issued to such effect.

The Shareholders and the Custodians or the intermediaries shall be solely liable for any error, misrepresentation or inaccuracy as to the information above mentioned.

The fees of intermediaries arising from the transactions intended for the sale of the Shares shall be borne by the Shareholders accepting the Offer; provided that PEISA shall pay for the costs of transfer and custody and the commissions for payment of dividends that Caja de Valores may charge MERVAL for the concentration account, securities market and stock exchange fees for all stock exchange purchase and sale transactions and intermediaries” fees incurred by PEISA on account of the purchase transaction.

2.2.  Form of Acceptance.

The provisions hereof shall be included in the Form of Acceptance, attached to this Prospectus as Annex IV (A), and shall be made an integral part thereof. Each holder of Shares who has signed or in whose name a Form of Acceptance has been signed, irrevocably represents, warrants and covenants to PEISA, in the form of a sworn statement, (both as of the filing date of the Form of Acceptance and the Payment Date) the following (collectively, the “Shareholder’s Representations”)

(a) all information contained in the Form of Acceptance and in the Transfer Certificate is true and accurate in all respects;

(b) filing of the Form of Acceptance shall constitute: (i) a valid and binding acceptance of the Offer in respect of the number of Shares set forth in the Form of Acceptance; and (ii) an undertaking to submit the Transfer Certificate to the Offer Agent as provided for in this Prospectus, to transfer or cause to be transferred to the Shares to be Transferred Account any Distributions made by YPF after such filing and to execute and submit together with the same any other document and take any other action as may be necessary so that PEISA may consummate the transfer of title to the Shares subject to the terms and conditions set forth in this Prospectus and in the Form of Acceptance; and (iii) an irrevocable acceptance of the Offer, only except for the rights of the Accepting Shareholder to withdraw its acceptance as set forth in Item 5 “Withdrawal Rights of Accepting Shareholders” in this Section;

(c) such holder of Shares owns the Shares set forth in the Form of Acceptance and has full powers and authority to deliver, sell and transfer such Shares and all rights attached thereto to PEISA and there are no holders of the Shares other than the Shareholders identified in the Form of Acceptance;

(d) the Shares in respect of which the Offer is accepted are tendered free from any and all liens, titles, encumbrances, privileges and/or charges, together with all rights now or hereafter attached thereto, including voting rights and the right to any dividends or other Distributions, including those declared before the Commencement Date but still unpaid as of such date, and those declared on or after the Commencement Date;

(e) the submission of the Form of Acceptance to the Offer Agent constitutes an instruction (which will become irrevocable as from the Consummation Date as defined in Item 6 “Fulfillment of Conditions. Waiver. Consummation Date” in this Section) to deliver to PEISA the Shares to be Transferred and all dividends and other Distributions deposited in the Shares to be Transferred Account on the Payment Date;

(f) the submission of the Form of Acceptance constitutes (i) an instruction (which will become irrevocable as from the Consummation Date) to YPF, Caja de Valores and/or the Offer Agent to register and/or cause to be registered, as applicable, the transfer of the Purchased Shares in favor of PEISA on the Payment Date and to deliver to PEISA a certificate of ownership of the Purchased Shares (“Account Certificate”) and/or other documents evidencing title to such Shares in favor of PEISA and (ii) an undertaking (which shall be irrevocable as from the Consummation Date) to execute and file any other document and take any other action required so that PEISA may consummate the transfer of title to the Shares to be Transferred pursuant to the terms and conditions set forth in this Prospectus and in the Form of Acceptance;

(g) it undertakes to ratify any and all actions or procedures which may be taken or conducted by the Offer Agent, PEISA or any of its directors or agents, or YPF, or its agents, as applicable, on duly exercising any of their powers and/or authority under the Form of Acceptance and/or hereunder;

(h) it accepts that voting rights attached to the Shares to be Transferred and any other voting powers attached to such Shares shall not be exercised by the Accepting Shareholders while the Shares to be Transferred are deposited in the Shares to be Transferred Account;

(i) it accepts that (I) Distributions paid on the Shares to be Transferred, as from the date such Shares are tendered under this Offer, shall be deposited in the Shares to be Transferred Account and shall be kept in custody by the Offer Agent in such account during the period set forth in Item 4 “Maintenance of the Shares to be Transferred and Distributions in Custody” in Section “Formal Elements of the Offer” and shall be distributed in accordance with the provisions set forth therein. The Form of Acceptance shall constitute an irrevocable instruction to YPF in this sense and (II) in the event Included Distributions were paid on the Shares tendered under the Offer by any Shareholder, the amount of such Included Distributions shall be deducted from the amount to be received as Consideration for such Shares at the time of settlement of the Offer and payment of the Consideration;

(j) the filing of the Form of Acceptance implies an authorization and the grant of a power of attorney in favor of the Offer Agent to receive all such notices, documents or other communications required to be sent to the holder of the Shares to be Transferred and execute any documents as may be required to receive and hold the Shares to be Transferred and the Distributions to be paid on the Shares in custody;

(k) it agrees that, while the Shares to be Transferred are deposited in the Shares to be Transferred Account, it shall not sell, assign, transfer, pledge or encumber in any manner such Shares to be Transferred and it shall keep them free and clear from any lien, title, charge, privilege and/or encumbrance and shall not exercise any of the rights attached thereto;

(l) it has reviewed and acknowledged the Prospectus, the Form of Acceptance, the Transfer Certificate and other Offer-related documents attached to the Prospectus (the “Offer Documents”); it has not received from the Offer Agent or PEISA information or statements which are inconsistent with or differ from the information or the statements contained in the Offer Documents; and that upon making the decision to accept the Offer it has relied on its own analysis performed on YPF and the Offer, it has assessed the benefits and risks involved and has not received any kind of legal, commercial, financial, tax-related and/or other advice from PEISA or the Offer Agent and/or any of their parent companies, subsidiaries, related companies or companies under common control;

(m) until and including the Payment Date, the Shareholder (i) shall not change the holding or holding composition of the cuenta comitente from which the Shares to be Transferred have been transferred and (ii) shall maintain such cuenta comitente open on the same terms in force at the time of transfer of such Shares; and

(n) the acquisition and purchase of the Shares by the Shareholder was lawful and resulted from lawful activities performed at all times in compliance with Money Laundering Law No. 25,246 as amended, Decrees Nos. 169/2001 and 1500/2001 and the Resolutions issued by the Financial Information Division (Unidad de Información Financiera), especially, Resolution No. 2/2002 and other applicable rules and regulations.

2.3  Other Formal Requirements

Neither PEISA nor the Offer Agent shall be bound to accept Forms of Acceptance without a notary’s public attestation as to the identity of each signatory, his/her signature (and, in case the signatory is married, the spouse’s identity and signature, in compliance with the spousal consent requirements set forth in section 1277 of the Civil Code) and the authority of the individuals signing the form on behalf of the Shareholders (be they natural or artificial persons) mentioned thereon, in accordance with the form of certification included in the Form of Acceptance. Notarial attestation expenses shall be defrayed by the Shareholders tendering their Shares under this Offer.

Neither PEISA nor the Offer Agent assume any obligation or liability to obtain any kind of additional information other than the information specified in the Form of Acceptance and the Transfer Certificate attached thereto, nor shall they assume an obligation to verify its accuracy or the sufficiency of the capacity or powers of the Shareholder to conduct the transactions described in such form.

3.	Defects in Acceptance of the Offer. Breach, Falsehood or Inaccuracy of the Shareholder’s Representations.

PEISA reserves the right to reject any Acceptance from any Shareholder which, in its sole and exclusive discretion, fails to comply in due time and proper manner with all procedures, documentation required and other requirements established for the acceptance of the Offer or which is or causes the payment to be made by PEISA or the transfer of the Shares in favor of PEISA to be, in the opinion of PEISA, illegal or contrary to any judgment, order, resolution or opinion rendered by any competent authorities.

Neither PEISA nor the Offer Agent or any other person shall be under the obligation to inform or give notice to the Shareholder or person filing the Form of Acceptance of any defect or irregularity as to the filings or incur any liability for failure to give such notice.

PEISA shall be entitled to reject any Acceptance from any Shareholder at any time until the Consummation Date in the event of breach by the Shareholder of any of the Shareholder’s Representations or in the event any such representation proves to be false or inaccurate.

In the event of rejection of an Acceptance from any Shareholder by PEISA, the Shares and, if applicable, the Distributions, shall be returned to the Accepting Shareholder and no payment of Consideration shall be made if the Offer is consummated. Upon being so instructed by PEISA, the Offer Agent shall return the Shares and/or Distributions to the same accounts held by the same Custodians and comitentes from which the Shares were transferred to the Shares to be Transferred Account.

Subject to the Conditions of the Offer, all such Shareholders’ Acceptances as have not been rejected or objected to by PEISA on or before the tenth trading day subsequent to the Expiration Date of the Offer shall be deemed validly made (without detriment to PEISA’s right to subsequently reject any acceptance if any Shareholder’s Representation is breached or proves to be false or inaccurate).

PEISA shall submit a report to the CNV and the BASE within three trading days subsequent to the Expiration Date, wherein PEISA shall provide an account of the Shareholders’ Acceptances received during the Acceptance Term and shall publish such information in the BASE’s bulletin and in a leading newspaper in Argentina. Additionally, PEISA shall, upon occurrence of the Consummation Date, report to the CNV and the BASE the number of Purchased Shares and publish such information both in the BASE’s bulletin and in a leading newspaper in Argentina.

4.	Maintenance of the Shares to be Transferred and Distributions in Custody

The Offer Agent shall hold the Shares transferred to the Shares to be Transferred Account (the “Shares to be Transferred”) and the Distributions transferred to the Shares to be Transferred Account in custody in favor of both PEISA and the Accepting Shareholder until the Payment Date of the Offer, provided that (a) the Accepting Shareholder has not withdrawn its acceptance and requested the withdrawal of the Shares to be Transferred from the Shares to be Transferred Account as provided in Item 5 “Withdrawal Rights of Accepting Shareholders” in Section “Formal Elements of the Offer”, (b) PEISA does not reject the Shareholder’s Acceptance as provided in Item 3 “Defects in Acceptance of the Offer. Breach, Falsehood or Inaccuracy of the Shareholder’s Representations” in Section “Formal Elements of the Offer” and (c) the Offer continues to be in effect.

“Distributions” shall mean any payments made on the Shares by YPF, including, without limitation, payment of dividends in cash or in kind, in shares or securities of any type, distribution of reserves, reimbursements of capital, full or partial repayments or distributions due to capital reductions.

While the Shares to be Transferred remain deposited in the Shares to be Transferred Account, the voting rights attached thereto shall be suspended.

Distributions in cash deposited in the Shares to be Transferred Account shall be held in Pesos by the Offer Agent.

Fees and costs charged by Caja de Valores on the transfer of the Distributions from and to the Shares to be Transferred Account and on the transfer of Distributions through MERVAL shall be borne by PEISA.

If the Offer were terminated by PEISA because all the Conditions have not been met within the terms stated for each of them in Item 5 “Conditions for Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer”, then the Offer Agent shall return to the Accepting Shareholders the Shares to be Transferred and the Distributions (without any interest or adjustment) deposited in the Shares to be Transferred Account within two (2) trading days after the date on which PEISA publishes notice that it has withdrawn from the Offer, as provided in the CNV Rules, and notice is given by PEISA to the Offer Agent of the termination of the Offer as set forth in this Prospectus. The return of the Shares to be Transferred and the Distributions related to them shall be made in the account of the same Custodian and comitente from which the Shares to be Transferred were transferred.

5.	Withdrawal Rights of Accepting Shareholders.

The acceptance of the Offer and the tender of the Shares under the Offer may be withdrawn by the Shareholders at any time until the day before the Consummation Date.

Withdrawal shall be made by presenting the form of withdrawal attached hereto as Exhibit IV (B) (the “Form of Withdrawal”) and as specified below and in accordance with the instructions contained in such Form of Withdrawal.

Any Accepting Shareholder wishing to withdraw its Acceptance of the Offer shall be required to present the Form of Withdrawal before the Consummation Date to the Offer Agent at the address appearing on the back cover of this Offer, specifying the name of the Accepting Shareholder withdrawing its acceptance, the number of Withdrawn Shares and any other information appearing on the Form of Withdrawal in the manner specified therein. The Form of Withdrawal shall contain a notarial certificate in connection with the identity of each signatory, his/her signature and powers of the individuals signing the form on behalf of the Shareholders (be they natural or artificial persons) mentioned therein, in accordance with the form of certification included in the Form of Withdrawal. The Form of Withdrawal must be signed by all Accepting Shareholders who executed the Form of Acceptance whereby they accepted the Offer in respect of the Shares to be Transferred that they wish to withdraw from the Offer. Once the Shares to be Transferred are transferred to the Shares to be Transferred Account, such Accepting Shareholders signing the Form of Acceptance shall be the only ones authorized to withdraw their acceptance of the Offer.

Once the Form of Withdrawal is submitted to the Offer Agent, the withdrawal of the Acceptance of the Offer by the Accepting Shareholder shall be considered irrevocable and may not be rescinded or rendered ineffective. Nevertheless, the Withdrawn Shares may be tendered once again under the Offer until the Expiration Date (i.e. always provided that the Acceptance Term shall have not expired) following once again the procedure for acceptance of the Offer described in Item 2.1: “Procedure for Acceptance of the Offer” in Section “Formal Elements of the Offer.”

All issues concerning the manner and validity (including the time of receipt) of any filing of a Form of Withdrawal shall be determined by PEISA at its sole discretion, subject to applicable law, which determination shall be final and binding. Neither PEISA nor the Offer Agent or any other person shall be bound to notify any defect or irregularity in any notice of withdrawal nor shall they incur any liability for failure to give such notice.

Should any Accepting Shareholder exercise its withdrawal rights within the term allowed for that purpose and in accordance with the terms of the Offer, the Offer Agent shall return to such Accepting Shareholder, upon instructing PEISA to that effect, (i) the Shares to be Transferred in respect of which it has withdrawn acceptance (the “Withdrawn Shares”); and (ii) the relevant Distributions (without any interest or adjustment) as deposited in the Shares to be Transferred Account, after discounting customary market expenses and commissions that may be applicable, as provided for in this item.

Neither PEISA nor the Offer Agent shall be bound to accept Forms of Withdrawal unless executed by all Accepting Shareholders who signed the Form of Acceptance together with a notary’s public attestation (in accordance with the form of certification included in the Form of Withdrawal) as to the identity of the signatory, his/her signature and the authority of the individuals signing such form on behalf of the Shareholders (be they natural or artificial persons) mentioned therein.

Neither PEISA nor the Offer Agent assume any obligation or liability to obtain any kind of additional information other than the information specified in the Form of Withdrawal, nor shall they assume an obligation to verify its accuracy or the sufficiency of the capacity or powers of the Shareholder to conduct the transactions described in such form.

PEISA reserves its right to reject any Shareholder’s withdrawal which, in its sole and exclusive discretion, fails to comply in due time and proper manner with all procedures, documentation required and requirements necessary to withdraw from the Offer or that is or causes that the act to be carried out by PEISA or the transfer of the Shares in favor of the Shareholder to be, in the opinion of PEISA, illegal or contrary to any judgment, order, resolution or opinion rendered by any competent authorities.

Neither PEISA nor the Offer Agent or any other person shall be under the obligation to inform or give notice to the Shareholder or person filing the Form of withdrawal of any defect or irregularity as to the filings or incur any liability for failure to give such information or notice. PEISA shall be entitled to reject any Shareholder’s withdrawal within 10 trading days thereafter, but in no case after the Consummation Date.

Should a withdrawal be rejected by PEISA, and unless the Shareholder cures the defects in the Form of Withdrawal and repeats in due time and manner such withdrawal prior to the Consummation Date, the Shares and, if applicable, the Distributions shall be, if the Offer is consummated, transferred to PEISA and payment of the Consideration to the Accepting Shareholder shall become due.

Withdrawal of Acceptance Through MERVAL

The Shareholders who have accepted the Offer through MERVAL may withdraw their acceptance at any time until the day before the Consummation Date. Withdrawal shall be implemented in accordance with the conditions set forth for such purpose by MERVAL, for which purpose Shareholders are encouraged to consult their Custodians. However, it is provided that withdrawals through MERVAL shall not require the execution of the Form of Withdrawal to express the intention to withdraw acceptance of this Offer.

6.	Fulfillment of Conditions. Waiver. Consummation Date.

The acquisition of the Shares under this Offer shall become final upon fulfillment of the Conditions to which it is subject or waiver by PEISA of any unfulfilled conditions, always provided that so is allowed under Item 5

“Conditions for Effectiveness and Consummation of the Offer” in Section “Objective Elements of the Offer” of this Prospectus, unless the Conditions are met before the Expiration Date, in which case the acquisition of the Shares to be Transferred under the Offer of the Accepting Shareholders whose acceptance was not withdrawn as provided in Item 5 above, shall become final upon expiration of the Acceptance Term.

PEISA shall publish a notice in the BASE Bulletin reporting the fulfillment or, if applicable, its waiver of the Conditions and shall give notice to YPF and to the Accepting Shareholders who have not withdrawn their acceptance until that time, that the acquisition of the Shares then deposited in the Shares to be Transferred Account and those in respect of which the Offer was accepted by means of an Acceptance Through MERVAL (the “Purchased Shares”) has become final. As from the date of publication of the abovementioned notice (the “Consummation Date”), the Accepting Shareholders who shall have failed to withdraw their acceptance of the Offer by that time may no longer withdraw from the Offer.

PEISA shall inform the Offer Agent about the fulfillment of the Conditions for the Offer Agent not to receive any other withdrawals and proceed to the Settlement and Payment of the Offer in accordance with Item 7 “Settlement of the Offer. Payment Date” in this Section.

7.	Settlement of the Offer. Payment Date.

The payment of the Consideration for the acquisition of the Purchased Shares shall be made on the fifth trading date following the Consummation Date (the “Payment Date”).

PEISA has given irrevocable instructions to the Offer Agent for the latter to request, upon consummation of the Offer, from Santander to transfer and deposit in the account to be designated by Banco de Valores, the amount in US dollars required to cause that, after converting such amount on the free foreign exchange market in Argentina, as per PEISA’s instructions, PEISA’s special current account opened in Banco de Valores be credited with the amount in pesos required to pay on the Payment Date (i) the Consideration and (ii) the costs, expenses and taxes arising from the Offer.

The payment for the Purchased Shares shall be made via a deposit or transfer of the Consideration therefor in pesos to the same account from where the Purchased Shares were transferred, the Accepting Shareholder not being authorized to give any instructions or directions to the contrary.

In order to effect the settlement of the Shares purchased by means of an Acceptance Through MERVAL, once the Shares have been accepted by PEISA and the Payment Date has been specified, a stock exchange sale shall be simultaneously carried out by each of the agents and brokerage houses that have transferred the Shares in favor of MERVAL. The purchaser in such transactions shall, in all cases, be PEISA and the settlement date shall match the Payment Date. The payment of the Consideration in any Acceptance Through MERVAL shall be made by the Offer Agent via a deposit in the account to be designated in due course by MERVAL (for the account and to the order of the intermediary appointed by PEISA for the purchase transaction) for subsequent payment through the centralized settlement system of MERVAL. On the specified date, MERVAL shall automatically include the transactions generated by the settlement of each participant firm, which shall be made according to customary practices, except that all stock exchange and securities market fees charged for any and all purchase and sale transactions shall be borne by PEISA.

Under no circumstances shall interest be paid on the purchase price of the Purchased Shares.

PEISA shall have acquired title to the Purchased Shares and to the funds deposited in the Shares to be Transferred Account on the date the aggregate relevant Consideration is made available to the Shareholders selling the Purchased Shares. Title to the Shares purchased upon exercising the First Option shall not pass to PEISA and the price thereof shall not be paid to the Repsol Group until PEISA shall have completed the Offer procedure provided for in this Prospectus and shall have settled the Offer and paid the Consideration for the Purchased Shares to the Accepting Shareholders who had not withdrawn their acceptance of the Offer in the manner stipulated in Item 5 “Withdrawal Rights of the Accepting Shareholders” in Section “Formal Elements of the Offer.”

8.	Expenses and Taxes.

PEISA shall bear the expenses related to the Offer, including publication of notices, delivery of the documents PEISA undertakes to send to the holders of the Shares, costs of transfer and custody and commissions for payment of dividends that Caja de Valores may charge MERVAL for the concentration account, stock exchange and securities market fees for all stock exchange purchase and sale transactions and intermediaries’ fees incurred by PEISA on account of the purchase transaction. In addition, all expenses and fees of Caja de Valores, except for expenses for the issuance of the Transfer Certificate and the Shareholder’s Ownership Certificate, shall be paid by PEISA.

Expenses incurred to transfer the Consideration to the Accepting Shareholders’ accounts shall be borne by PEISA. Any tax applicable on bank transfers shall be borne in accordance with current regulations. Income tax, including any withholdings that may be applicable and any other taxes applicable to a Shareholder, shall be borne by the Shareholder.

PEISA shall not pay for expenses arising from the issuance of the Transfer Certificates, attestations of signatures, preparation and delivery of documentation by the holders of the Shares, or the payment of taxes, stamp taxes or withholdings applicable to the participants in the Offer, or commissions or fees of Custodians or advisors to the Shareholders or any broker or agent used by them or for fees of intermediaries arising from the sale of the Shares, all of which shall be borne by the Accepting Shareholders.

9.	Limitations on Actions Available to the Shareholders.

No Shareholder shall be entitled to file an action or proceeding under applicable laws and regulations in connection with the Offer against the Offer Agent, except in case of willful misconduct or negligence of the Offer Agent, which shall only be liable if so determined by a final court decision rendered by a court with competent jurisdiction.

ADDITIONAL INFORMATION

1.	Tax Regulations.

The following section refers to the main tax consequences related to the Offer under Argentina law. It does not contain a comprehensive analysis of all tax considerations that may be relevant in making a decision. It is no applicable to all categories of Shareholders, some of which may be subject to special regulations, and does not specifically deal with all Argentine taxation considerations applicable to a particular holder. The analysis is based on Argentine tax laws as in effect on the date of this Prospectus, which may be subject to amendments and different interpretations. Each Shareholder is encouraged to consult with its own tax advisors about the specific consequences of the Offer.

1.1  Tax on Dividends.

Dividends paid on the Shares, whether in cash, in kind or in stock, are not subject to any income tax withholding, except for dividends paid in excess of the cumulative taxable income of YPF as of the fiscal period prior to distribution, which are subject to a 35% withholding tax applicable on such excess amount both in respect of domestic and foreign shareholders.

1.2  Capital Gains Tax.

Due to the amendments made to the Income Tax Law (the “ITL”) by Law No. 25,414, Decree No. 493/2001 and the subsequent abrogation of Law No. 25,414 and its replacement by Law No. 25,556, there is uncertainty about the effectiveness of certain amendments. Although Opinion No. 351/2003 of the Procurador del Tesoro de la Nación (National Treasury General Attorney) addressed the most relevant matters related to the taxation applicable on capital gains from the sales of shares, some issues remain uncertain.

Resident individuals.  Pursuant to a reasonable construction of the ITL: (i) income obtained from the sale, exchange or other form of disposal of the Shares of YPF by resident individuals not regularly engaged in the sale or disposal of shares are not be subject to income tax; and (ii) although there is still uncertainty regarding this issue, based on a recent precedent of a Court of Appeals, income derived from the sale, exchange or other disposal of the Shares by resident individuals regularly engaged in the sale or disposal of shares — other than brokers and certain other persons- are exempt from the income tax.

Foreign recipients.  Capital gains obtained by non-residents or foreign recipients as a result of the sale, exchange or other form of disposal of the Shares are exempt from income tax. Although there is some uncertainty in this regard, pursuant to a reasonable interpretation of the ITL and the above mentioned precedent, the same treatment should apply to foreign recipients qualifying as “offshore entities.” For tax purposes, an “offshore entity” is a company, firm, permanent establishment, estate or business concern domiciled or, if applicable, settled abroad that due to its legal status or according to its by-laws is mainly engaged in investment transactions outside of its country of organization and/or is not authorized to carry out certain transactions and/or make certain investments in such country, as required by the law or the by-laws applicable to it.

Argentine entities.  Capital gains obtained by Argentine entities (in general, companies organized or incorporated under the laws of Argentina, certain brokers and intermediaries, local branches of foreign institutions, sole proprietorships and individuals engaged in certain business activities in Argentina) as a result of the sale, exchange or other form of disposal of the Shares are subject to income tax at a 35% rate. Any losses arising from the sale of the Shares in a given fiscal period may only be offset against the same kind of income obtained within the next following five (5) years.

1.3  Value Added Tax.

The sale of the Shares under the Offer is exempted from value added tax.

1.4  Tax on Bank Account Debits and Credits.

The Law on Tax on Debits and Credits in Current Accounts and other accounts (hereinafter, “TDC”) establishes that this tax will be levied on all current account debits and credits and any other transfer or delivery of funds, owned by the account holder or any third party (even in cash) that any person, including those within the scope of Law No. 21,526, may make for itself or for the account and/or on behalf of any third party, irrespective of the mechanisms used to do so. To the extent the Shareholders use bank accounts or transfer funds, they may be subject to the TDC.

The general TDC rate currently in force is 0.6% of each debit and/or credit. In addition, reduced rates of 0.075% and increased rates of 1.2% are applicable in certain specific cases.

Pursuant to Decree No. 534/04 (published in the Official Bulletin on May 3, 2004), 34% of the tax paid on credits subject to the 0.6% rate and 17% of the tax paid on transactions subject to the 1.2% rate may be considered as a payment on account of the income tax, the minimum presumptive income tax or the Special Contribution on the Capital of Cooperatives.

Pursuant to section 10 subsection a) of Decree No. 280/2001, bank accounts exclusively used by stock exchanges authorized by the CNV and their agents in connection with transactions inherent to their specific activity and the drafts and transfers ordered by them to such end, are exempt from the tax on debits and credits.

1.5  Stamp Tax.

In certain Argentine provinces, in the event the transfer of the Shares is made, formalized or has effects in said jurisdictions under written agreements, such agreements may be subject to stamp tax. In the City of Buenos Aires, stamp tax is not applicable to agreements providing for the transfer of shares or securities.

1.6  Court Tax.

If a legal action related to the Offer is filed in Argentina, a court tax will be payable (currently at a three percent rate) on the amount of any claim filed before the Courts of the City of Buenos Aires.

1.7  Other Taxes.

In Argentina, the issuer of the Shares acts as substitute taxpayer (responsable sustituto) of the Tax on Personal Assets in cases where the Shares are owned by individuals that reside in Argentina or abroad and/or corporations and/or any other legal entities domiciled abroad and, consequently, it must pay, on an annual basis, a 0.5% rate on its net equity value (assets less liabilities) as shown in the most recent balance sheet as of December 31 of the relevant tax year and as provided by the laws governing this tax. YPF may require the holders of the Shares to reimburse it for payments of Tax on Personal Assets paid annually by it as substitute taxpayer. In the City of Buenos Aires, neither minimum presumptive income tax nor turnover tax are applicable to the transfer or disposal of the Shares. As to the application of turnover tax in other jurisdictions, the laws in force in any such other jurisdiction should be analyzed.

1.8  Treaties to Avoid Double Taxation.

Argentina has executed treaties to avoid double taxation with Germany, Australia, Belgium, Bolivia, Brazil, Canada, Chile, Denmark, Spain, Finland, France, Italy, Norway, the Netherlands, United Kingdom, Sweden and Switzerland.

Foreign recipients settled in any of the above-mentioned jurisdictions which have executed double taxation treaties with Argentina may be subject to lower rates of income tax that may be applicable on the sale of the Shares or any dividends thereon.

1.9  Foreign Exchange Regulations.

The Offer and the entry into Argentina of the funds required to pay the Consideration to the Accepting Shareholders of the Offer are subject to foreign exchange regulations currently in force in Argentina. Access by PEISA to the FX market for the purchase of foreign currency is limited. Therefore, the Consideration will be paid in

Pesos, after gaining access to the free foreign exchange market as provided in “Settlement of the Offer. Payment Date” in Section “Formal Elements of the Offer”. Availability of funds received as Consideration by an Accepting Shareholder of the Offer will depend on the foreign exchange regulations applicable to it as resident or non-resident and on other personal characteristics of the Accepting Shareholder of the Offer for which PEISA is not responsible.

2.	Intentions of PEISA in respect of its interest in YPF. Plans and Proposals.

PEISA declares that, subsequently to the settlement of the Offer and the acquisition of the Purchased Shares, the Eskenazi Family or its assignee, as applicable, will analyze the advisability of exercising the Second Option for the acquisition of an additional 10% of the capital stock of YPF in order to acquire an interest in YPF representing almost 25% of its capital stock.

The Eskenazi Family (through PEISA and PESA), even after exercising the Second Option, will not hold an interest in YPF giving it the control over such company. Under the Shareholders’ Agreement executed with the Repsol YPF Group (see Item (f) “Agreements entered into by and among the companies forming the Petersen Group and Repsol YPF and its subsidiaries, including YPF”, paragraph (2) “Shareholders’ Agreement” in Section “Subjective Elements of the Offer”), it has an influence on the management of YPF. The implementation of possible management strategies by PEISA is subject to compliance with the majority requirements in the company’s governing bodies.

Consequently, subject to the provisions of the paragraph above, and as requested by applicable regulations, PEISA reports that:

(i) Repsol YPF Group and PESA agreed that the business or strategic plan of YPF and YPF annual budget will be consistent with (a) the fulfillment of YPF’s concession agreements, (b) the efficient use of YPF’s own resources, (c) the rearrangement of its assets increasing the value of YPF, (d) the characterization of the Shares of YPF in the markets, particularly attractive due to its payout, and (e) the levels of investment and project achievement required for the creation of YPF value;

(ii) as regards YPF and its asset structure, PESA and Repsol YPF Group have represented in the Shareholders’ Agreement that they share the strategic vision of YPF as a leading continental company in the hydrocarbon sector. In order to develop such vision, they considered it advisable that YPF proceed with a certain expansion and diversification of the geographic areas where its assets are located and where business is conducted. For such purpose, they agreed to allow YPF the possibility to review and assess the possible acquisition at market prices and under market conditions of certain businesses and assets of the Repsol YPF Group in some Latin American jurisdictions, always provided that so proves beneficial for and in the best interest of YPF. In addition, for the same purpose, they share the criterion on the advisability of transferring to third parties certain non-strategic assets in specific areas. The generation of cash flow from such transfers may enable YPF to face more efficaciously the investment plans intended to leverage and optimize its strategic resources without cutting down the payment of dividends to its Shareholders;

(iii) PEISA’s directors shall not collect any fees or benefits for the closing of the Offer; and

(iv) except as provided in the Shareholders’ Agreement, (i) there are no specific plans relative to the use of YPF’s assets as a consequence of the acquisition of the Shares and (ii) the implementation of plans related to YPF’s management body are not anticipated.

Upon completion of the Offer, the Shares shall continue to be subject to the public offering and listing system. The market for the Shares not transferred under the Offer may be less liquid than before the Offer. It is worth highlighting that, as already informed by us, if the Offer is consummated, YPF shall continue to be listed on the stock exchange since it is not the intention of PEISA or Repsol YPF to delist YPF or launch a new offer on the remaining outstanding Shares of YPF.

3.	Required Authorizations.

The “Acquisition of Control” (as defined in the By-laws) and the public tender offer by PEISA have been approved by the Class A Shareholder of YPF on June 2, 2008 according to section 7, subsection (e)(i) and (f)(ii) of the By-laws.

Additionally, pursuant to the CNV Rules, Chapter XXVII, section 1, the CNV’s authorization required for the Offer was granted by CNV’s Board Resolution dated September 4, 2008.

As of this date, the SEC has not raised any objections against the implementation of the U.S. Offer.

In furtherance of Law 25,156 and section 80 et seq. of Chapter XXVII of the CNV Rules, on February 28, 2008 PESA requested from the CNDC the approval of the Purchase by PESA, the grant and exercise of the Options and the acquisition of the Shares thereunder, the conduct of the Offer and the Offer Purchase (the “Transaction”).

On May 26, 2008 PEISA reported to the CNDC the exercise of the First Option and the launching of the Offer, ratifying before the CNDC the request for authorization of the Transaction.

As of this date, no express resolution has been rendered either approving or rejecting the Transaction nor has the CNDC given its implied acceptance in respect thereof.

4.	Miscellaneous.

The Offer is not made to, and may not be resorted to, or acceptances of or proposals be made for the sale of Shares in any jurisdiction in which the launching of the Offer or the acceptance thereof may be illegal or contrary to the laws of such jurisdiction.

The date of this Offer is September 11, 2008.

5.	Timeframe of the Decision-Making Process for the Offer.

On February 21, 2008 PESA entered into the SPA, the Options, the Supplementary Agreement and the Shareholders’ Agreement with Repsol YPF and certain subsidiaries of Repsol YPF.

On February 28, 2008 the CNDC was requested to authorize the acquisitions by PESA and was informed of the By-laws provisions to make the Offer upon exercising the Option since a 15% shareholding was acquired.

On May 6, 2008 Repsol YPF authorized the assignment of the First Option by the Eskenazi Family in favor of PEISA.

On May 19, 2008 the Board of Directors of PEISA decided to exercise the option under the First Purchase Option Agreement and to make the Offer.

On May 20, 2008 PEISA exercised the First Option and, in compliance with the agreement made under the First Option, gave notice thereof to Repsol YPF and also of its intention to make the Offer requesting the guarantee of Repsol YPF as per the terms of the First Purchase Option Agreement.

On May 20, 2008 notice was given to YPF of the intention to make the Offer.

On May 21, 2008 copies of the notice published by PEISA advising of its intention to make the Offer were filed with the CNV and the Buenos Aires Stock Exchange.

The notices were published on May 22, 2008 in the Bulletin of the Buenos Aires Stock Exchange, on May 21, 22 and 23, 2008 in Clarín newspaper and Ambito Financiero newspaper, and on May 22, 2008 in the New York Post of the City of New York.

On May 23, 2008 the Board of Directors of YPF issued its opinion on the Offer and recommended its acceptance to the Shareholders. The Board of Directors called a Class A Shareholders’ Meeting the approval of which is required for the Offer pursuant to YPF’s By-laws.

On May 26, 2008 notice was given to the CNDC of the exercise of the Option, requesting once again the authorization of the Offer.

On June 2, the Class A Shareholder approved the public tender offer and the “Acquisition of Control” in the manner requested in YPF’s By-laws.

On September 4, 2008 the CNV authorized the Offer.

6.	Recommendation of the Board of Directors of YPF.

Pursuant to Argentine law, the Board of Directors of YPF has no more than 15 business days as from the date of the notice made on May 20, 2008 in connection with the Offer to:

•	express its opinion on the reasonableness of the price for the Offer and make a technical recommendation on its acceptance or rejection;

•	state whether it is aware or not of any significant decision adopted or that threatened to be adopted which, in its judgment, may affect the Offer;

•	state if any director or executive officer holding YPF Shares will accept or reject the Offer; and

•	report on the decision that will be taken by the directors and managers holding YPF Shares with regard to the acceptance of the Offer.

On May 23, 2008, the Board of Directors of YPF (i) resolved to render a favorable opinion on the reasonable nature of the price offered by PEISA under the Offer and recommend the acceptance of the Offer by the company’s Shareholders, by rendering the relevant report on the offered price, as set forth in Section 36, Chapter XXVII, Book 9 of the CNV Rules, (ii) resolved to refrain from requesting the opinion of a specialized independent assessor, since the price offered is not lower than the prices resulting from the events listed in paragraphs (a), (b), (c) and (d), section 7, subsection (f) (v) of the By-laws and (iii) called a Class A Shareholders’ Meeting to be held on June 2, 2008, in order to consider the approval of the “Acquisition of Control” and the Offer.

Without detriment to the foregoing, the Board of Directors stated that:

(i) the recommendation made by YPF’s Board of Directors is not binding and the Board of Directors’ opinion represents only once circumstance, among others, that should be pondered by the Shareholders to whom the Offer is addressed; therefore, it is not influential in the decision to be adopted by the Shareholders as to the acceptance or refusal of the Offer; and

(ii) the evaluation of the Offer must be based on an individual and subjective analysis to be made by each Shareholder to whom the Offer is addressed, taking into account the particular circumstances.

Messrs. Antonio Brufau Niubo (Chairman), Sebastián Eskenazi (Executive Vice President), Antonio Gomis Saez (Chief Operating Officer), Enrique Eskenazi, Matías Eskenazi Storey, Luis Suárez de Lezo, Aníbal Belloni, Mario Blejer, Carlos Bruno, Santiago Carnero, Carlos de la Vega, Eduardo Elstain, Salvador Font Estrany, Javier Monzón, Federico Mañero, Fernando Ramírez and Mario Vázquez were present at YPF’s Board of Directors’ meeting. Save for Messrs. Antonio Brufau Niubo, Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey, Antonio Gomis Saez and Luis Suárez de Lezo, who refrain from taking part in the discussions and voting, the remaining directors voted in favor of the recommendation.

The opinion of YPF’s Board of Directors was published in BASE’s Bulletin for two days and is appended to this Prospectus as Exhibit III.

In turn, the opinion of YPF’s Board of Directors has also been published in the CNV’s website, under the Issuers Section YPF S.A., Financial Information — Outstanding Events ID No. 4-98502-D.

7.	Arbitration.

As provided in section 38 of Decree 677/2001, any controversy or dispute arising in connection with the interpretation, validity, performance or breach of this Offer shall be settled by the Arbitration Panel of the BASE. Notwithstanding the above, the Shareholders and investors may resort to courts of law with competent jurisdiction.

8.	Directors and Executive Officers of PEISA.

We list below the name, position and term of office of each PEISA director. Unless otherwise stated hereinbelow, the address of each director for all purposes related to the Offer is Cerrito 740, 1st Floor, City of Buenos Aires, Argentina. Unless otherwise stated, each position along the name of an individual refers to his employ with PEISA. Unless otherwise stated below in this page, all directors are Argentine citizens.

Name	Position	Year of Appointment	In Office Until

Enrique Eskenazi	Chairman	2008	2014
Matías Eskenazi Storey	Vice Chairman	2008	2014
Sebastián Eskenazi	Advisor	2008	2014
Ignacio Moran	Advisor	2008	2014
Mauro R. José Dacomo	Advisor — Secretary	2008	2014

For information purposes:

Questions and requests for help shall be sent to the Offer Agent at its address and telephone numbers appearing on the back cover of this Prospectus. Additional copies of this Offer, the Form of Acceptance and other material related to the Offer may be requested to the Offer Agent. A Shareholder may also contact a stockbroker, dealer, commercial bank, trust company or other representative to ask for help in respect of the Offer.

Offeror

Address
Cerrito 740, Piso 1°
Ciudad Autónoma de Buenos Aires
Argentina

Offer Agent

Banco de Valores S.A.
Address
Sarmiento 310
Ciudad Autónoma de Buenos Aires
Argentina

Intermediary

Cozzani — Guterman Sociedad de Bolsa S.A.
Address
San Martín 439, Piso 11°
Ciudad Autónoma de Buenos Aires
Argentina

Legal Advisors to the Offeror

Brons & Salas
Address
Maipú 1210, 5° Piso
Ciudad Autónoma de Buenos Aires
Argentina

Legal Advisors to the Offer Agent
Cárdenas, Di Ció, Romero, Tarsitano & Lucero
Address
Reconquista 360, Piso 6°
Ciudad Autónoma de Buenos Aires
Argentina